     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 2000



                                                      REGISTRATION NO. 333-36554

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                   FORM SB-2


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       AIRTECH INTERNATIONAL GROUP, INC.

             (Exact name of Registrant as specified in its charter)

           WYOMING                         3564                    98-0120805
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

               15400 KNOLL TRAIL, SUITE 200, DALLAS, TEXAS 75248
                                 (972) 960-9400

   (Address and telephone number of Registrant's principal executive offices)

                                JAMES R. HALTER
                  CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL
                       AIRTECH INTERNATIONAL GROUP, INC.
                          15400 KNOLL TRAIL, SUITE 200
                              DALLAS, TEXAS 75248
                                 (972) 960-9400
                         ------------------------------

                                   COPIES TO:

                            JOHN G. REBENSDORF, ESQ.
                           6116 N. CENTRAL EXPRESSWAY
                                   SUITE 1313
                              DALLAS, TEXAS 75206
                                 (214) 696-9388
           (Name, address and telephone number of agent for service)
                         ------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED              REGISTERED(2)            UNIT            OFFERING PRICE           FEE(3)
Warrants to Purchase Common Stock...........        500,000               $1.41              $705,000               $187
Common Stock, $0.05 Par Value(1)............       5,905,405              $1.41             $8,326,621             $2,199


(1) Includes 500,000 shares of Common Stock which may be issued upon exercise of Common Stock Warrants and 5,405,405 shares which may be issued upon conversion of the Company's 6% Convertible Debentures or in payment of interest on the Debentures by the Company.


(2) Also includes an indeterminate number of shares of Common Stock which may be issued with respect to such shares by way of a stock dividend, stock split, stock combination, recapitalization, merger, consolidation or otherwise.

(3) The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the closing bid and asked prices for the Registrant's Common Stock as reported on the OTC Electronic Bulletin Board on May 8, 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE   , 2000

INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM SB-2. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                500,000 WARRANTS
                            5,905,405 COMMON SHARES

                       AIRTECH INTERNATIONAL GROUP, INC.
                                ---------------


    Our common shares are traded on the over-the-counter Electronic Bulletin Board under the symbol "AIRG." There is no public market for our warrants and we do not intend to list our warrants on any exchange.



    This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to:



    - 500,000 warrants to purchase shares of our common stock;



    - 500,000 shares of our common stock issuable upon exercise of the warrants;



    - 5,405,405 shares of our common stock issuable upon conversion of up to $5,000,000 in principal amount of our 6% Convertible Debentures Due 2002.



    We will receive no proceeds from the sale of our warrants or common stock by the selling stockholders identified in this prospectus. We will, however, receive proceeds from the sale of our common stock upon the exercise, if any, of the warrants.



    You should read this prospectus and any supplement carefully before you invest in Airtech. This prospectus may not be used to make sales of our common stock or warrants unless accompanied by a prospectus supplement. PLEASE PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" APPEARING ON PAGE 4 OF THIS PROSPECTUS.



    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of this Prospectus is June   , 2000.

    The following table of contents has been designed to help you find important information contained in this prospectus.


                               TABLE OF CONTENTS


SECTION                                                         PAGE
-------                                                       --------
Prospectus Summary..........................................      2

Risk Factors................................................      4

Description of Securities Purchase Agreement................      7

Plan of Distribution........................................      9

Use of Proceeds.............................................     10

Information on Selling Stockholders.........................     10

The Company.................................................     11

Company Properties..........................................     24

Litigation..................................................     24

Management's Discussion and Analysis........................     26

Directors, Executive Officers, Promoters and Control
  Persons...................................................     31

Executive Compensation......................................     33

Long Term Compensation Awards...............................     33

Security Ownership of Certain Beneficial Owners and
  Management................................................     36

Certain Relationships and Related Transactions..............     37

Market for Registrant's Common Equity and Related
  Stockholder Matters.......................................     37

Description of Securities...................................     38

Legal Matters...............................................     40

Experts.....................................................     40

Where To Find Additional Information........................     40

Index to Combined Financial Information.....................    F-1

                               PROSPECTUS SUMMARY


    This prospectus summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. For a more complete description of this offering, you should read this entire prospectus as well as the additional documents we refer to under the heading "Where To Find Additional Information."



                                  OUR COMPANY



    Our principal business is the development, manufacturing, distribution and sale of air purification products for commercial and individual use. We currently manufacture and distribute a product line of ceiling-mounted purification units for commercial applications such as hotels, restaurants, bars, offices, print shops and casinos and portable residential purification units for individual use. We also manufacture and distribute a purification unit for use in automobiles, trucks and public transportation vehicles.



                            OUR PRODUCTS AND MARKET



    Our air purification products and technology can be applied to various commercial, residential, and medical markets. We market our air purification products through a combination of franchises offered by Airsopure, Inc. and Airsopure International Group, Inc., our wholly-owned subsidiaries, by direct sales efforts from our principal offices and through a distribution network with heating, ventilation and air conditioning companies. We have also licensed the distribution rights to use our name and technology in the countries of Taiwan, the Philippines, Turkey, Canada and Spain. Our strategy is to identify national and international market niches which we believe are in need of air purification solutions and to exploit those markets through franchising, direct sales, licensing and strategic alliances with manufacturing representatives. The market for our products has grown based upon the increased public awareness of indoor air contamination. The Environmental Protection Agency has identified indoor air pollution as one of the five most urgent environmental crises in the United States. Air contamination includes bacteria, pollen, dust mites, smoke, plant spores, dust, solvents, glues, formaldehyde, carbon monoxide and dioxide and various viruses.


                        SUMMARY FINANCIAL AND OTHER DATA


    We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in Airtech. The table includes summary historical financial data for Airtech for the years ended
May 31, 1998 and 1999 and for the nine months ended February 29, 2000. We believe that this presentation is informative to you.


                                                                                        NINE MONTHS
                                                        YEAR ENDED     YEAR ENDED          ENDED
                                                       MAY 31, 1998   MAY 31, 1999   FEBRUARY 29, 2000
                                                       ------------   ------------   -----------------
ASSETS...............................................   $4,243,700    $ 2,849,781       $ 5,655,892
REVENUES.............................................   $1,126,499    $ 1,030,469       $   779,474
NET LOSS.............................................   $ (870,671)   $(4,311,459)      $(1,652,534)
LOSS PER SHARE.......................................   $    (0.32)   $     (0.41)      $     (0.08)

                       OUR SECURITIES PURCHASE AGREEMENT



    On February 22, 2000, we entered into a securities purchase agreement with PK Investors LLC to raise up to $5,000,000 through the sale to PK Investors of our 6% Convertible Debentures with attached warrants to purchase up to 500,000 shares of our common stock. Upon execution of the securities purchase agreement, PK Investors purchased $2,500,000 in principal amount of our 6% Debentures with attached warrants to purchase 250,000 shares of our common stock. The purchase price paid by PK Investors for the 6% Debentures and attached warrants was $2,500,000. Under the terms of the securities purchase agreement, we also issued to PK Investors a Conditional Warrant to purchase the remaining $2,500,000 in principal amount of our 6% Debentures and the remaining attached warrants to purchase 250,000 shares of our common stock. This prospectus relates to the resale of our warrants or common stock by the selling stockholders identified in this prospectus either in the open market or pursuant to negotiated transactions.

                                  RISK FACTORS


WE HAVE MADE FORWARD LOOKING STATEMENTS THAT MAY NOT PROVE TO BE CORRECT



    The statements contained in this prospectus that are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "believes," "estimates," "projects" or similar expressions are intended to identify these forward-looking statements. These statements are subject to risks and uncertainties beyond our reasonable control that could cause our actual business and results of operations to differ materially from those reflected in our forward-looking statements. The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements we make in this prospectus.



    Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on trends which we anticipate in our industry and our good faith estimate of the effect on these trends of such factors as industry capacity, product demand and product pricing. In addition, our forward-looking statements are subject to our ability to reverse the current negative trend in our financial results.



    The inclusion of projections and other forward-looking statements should not be regarded as a representation by Airtech or any other person that we will realize our projections or that any of the forward-looking statements contained in this prospectus will prove to be accurate. We will not update any forward-looking statements other than as required by law.



BECAUSE WE HAVE A LIMITED HISTORY OF OPERATIONS WE MAY NOT BE ABLE TO
  SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN



    We have only five years of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, acceptance of our products in the market and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to Airtech.



WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES


    We have incurred operating losses for our fiscal years ended May 31, 1998 and 1999, and expect to sustain additional operating losses in the future. Our operating losses are attributable to the developing nature of our business and have resulted primarily from:


    - significant costs associated with the development of our products



    - marketing and distribution of our products



    - interest charges and expenses related to our previous debt and equity financings


    - minimal sales history of our recently developed products


OUR BUSINESS REQUIRES SIGNIFICANT EXPENDITURES WHICH WE MUST PAY BEFORE
  REALIZING ANY REVENUES



    The development of our business and the development, sale and delivery of our products and services requires significant expenditures. A substantial portion of these expenditures must be made before we realize any revenues. Certain of our expenditures, including marketing, sales and general and administrative costs are expensed as they are incurred. Other expenditures, including product design, network design and costs to obtain regulatory approval, are deferred until the network or product is completed and operational. We will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of our products, services and customer base. Although we believe the net proceeds from our recent debt and equity sales to PK Investors are sufficient to implement our plan of operation, we may require additional financing in the future. We cannot assure you that any required additional financing will be available to us or that any additional financing will not materially dilute the ownership of our shareholders.



INCREASED COMPETITION FROM OUR COMPETITORS COULD PREVENT US FROM PENETRATING NEW
  MARKETS



    Our business is becoming increasingly competitive. Competition has increased with society's growing awareness of air quality problems and the related demand for air purification products. We believe competition will continue to increase with the identification of new markets, such as:



    - the food and beverage industry where smoking problems among smoking and non-smoking customers exist or local ordinances impose smoking restrictions



    - the growth of cigar bars



    - the creation of smoking lounges in airports, office buildings, medical buildings and other public buildings



    - other smoking and non-smoking environmental demands



    - air contamination within hospitals and other medical facilities



    - air contamination within office buildings and other public buildings and facilities



    - air contamination within vehicle air conditioning systems



    - air contamination within homes



    As competition increases, we will compete with numerous companies in our market which have greater financial and technical resources than those available to us. Our inferior competitive position could have a material adverse affect on our ability to penetrate a new market and ultimately our profitability.



INCREASED TECHNOLOGICAL DEVELOPMENTS IN AIR PURIFICATION PRODUCTS COULD RENDER
  OUR PRODUCTS OBSOLETE



    Our air purification products could be rendered noncompetitive or obsolete by future technological developments in our industry. We expect these technological developments to significantly increase competition in our industry. Many of the companies with which we compete and expect to compete have greater capital resources and more significant research and development staffs and marketing and distribution programs and facilities. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to technological developments and the sale and marketing of their products than us. Also, one or more of our competitors may succeed or may have already succeeded in developing technologies and products of which we are unaware and which may be more effective than the air purification products we are currently developing or marketing.



WE MAY NOT RECEIVE APPROVAL OF OUR MEDICARE MODEL 950 UNIT WHICH COULD
  SIGNIFICANTLY AFFECT OUR FUTURE PROFITABILITY



    In October 1999, we applied to the Medicare administration for a Medicare reimbursement code number for our Medicare Model 950 air purification unit. The reimbursement code number would allow Medicare recipients to receive reimbursement for the cost of our Medicare Model 950. Approval of our Medicare Model 950 could significantly increase our profitability. We have not yet received approval of our Medicare application and we cannot assure you that our application will be approved by Medicare.



OUR STOCK IS TRADED ON THE OTC BULLETIN BOARD AND THE TRADABILITY IN OUR STOCK
  MAY BE LIMITED UNDER THE PENNY STOCK REGULATIONS.



    Our common stock is traded on the OTC Bulletin Board under the symbol "AIRG". The OTC Bulletin Board is not a recognized national securities exchange. If the trading price of our common stock is less than $5.00 per share, trading in our common stock would also be subject to the requirements of Rule

15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.



    SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and our associated risks. Such requirements may severely limit the liquidity of our common stock in the secondary market because few brokers or dealers are likely to undertake such compliance activities. Generally, the term "penny stock" refers to a stock with a market price of less than $5.00 per share which is not traded on a national securities exchange or quoted on NASDAQ. An active trading market in our common stock may never develop because of these restrictions.



THERE IS A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK AND WARRANTS



    Currently, there are a limited number of market makers for our common stock and there can be no assurance that a market for our shares will continue with any consistency. There is no public market for our warrants and we cannot assure you that one will develop. We do not intend to list our warrants on any exchange.



WE DEPEND ON OUR KEY PERSONNEL FOR OUR FUTURE SUCCESS



    We believe our future success will depend to a significant extent upon our ability to attract and retain skilled officers, directors, managers and other personnel. Competition for qualified personnel is intense, and we cannot assure you that we will be successful in attracting and retaining qualified, top-level personnel. We do not maintain insurance on the lives of any of our officers or key employees. Our future success largely depends on the continued services of our officers and directors, and upon their ability to manage and conduct our operations and implement our business plan. The loss of services of these officers and directors could adversely affect our prospects for success.



WE DEPEND UPON OUR FRANCHISING OPERATIONS FOR NAME RECOGNITION AND TO MARKET OUR
  PRODUCTS



    We are presently registered or authorized to offer franchises in 37 states. We cannot assure you that we will be able to maintain or obtain effective registration for our intended franchise program in these or future states. Our franchise policy allows franchisees to operate under our trade name. We believe this policy promotes name recognition for both our business and for the independently owned franchise locations. This policy, however, also increases the possibility that one of our franchisees may engage in an activity that results in negative publicity about us. This negative publicity could affect our operations and our ability to sell additional franchises.



    Our franchise operations are an important part of our business plan to market our products. We cannot assure you that we will be successful in the sale of our franchises. If our franchise program is unsuccessful, we will be forced to market our products through other channels such as direct sales and manufacturer's representatives. This approach could materially affect our product sales and thus our profitability.



WE HAVE NOT PAID ANY DIVIDENDS IN THE PAST AND DO NOT ANTICIPATE PAYING
  DIVIDENDS IN THE FUTURE



    We anticipate using the proceeds received from our debt and equity sales to PK Investors and any future earnings to promote and increase our business and for other working capital uses. We have not paid or declared any dividends in the past. Based upon our present financial status and our contemplated financial requirements, we do not anticipate paying any dividends upon the shares offered by this Prospectus for the foreseeable future. While we may declare dividends at some time in the future, we cannot assure you of the timing of future dividends, if any.

                  DESCRIPTION OF SECURITIES PURCHASE AGREEMENT


OUR AGREEMENT



    On February 22, 2000, we entered into a securities purchase agreement with PK Investors to raise up to $5,000,000 through the sale to PK Investors of our 6% Convertible Debentures Due 2002 with attached warrants to purchase up to 500,000 shares of our common stock. Upon execution of the securities purchase agreement, PK Investors purchased $2,500,000 in principal amount of our 6% Debentures with attached warrants to purchase 250,000 shares of our common stock. The purchase price paid by PK Investors for our 6% Debentures and attached warrants was $2,500,000 which represents the total amount we have received under the purchase agreement through June 30, 2000. Under the terms of our purchase agreement, we also issued to PK Investors a Conditional Warrant to purchase the remaining $2,500,000 in principal amount of 6% Debentures and the remaining attached warrants to purchase 250,000 shares of our common stock for a purchase price of $2,500,000. The exercise of the Conditional Warrant and our receipt of an additional $2,500,000 under the purchase agreement is within the sole discretion of PK Investors. Upon our satisfaction of certain conditions, we may demand exercise of the Conditional Warrant as described below under "Mandatory Exercise of Conditional Warrant."


DESCRIPTION OF DEBENTURES


    Our 6% Debentures purchased by PK Investors have a maturity date of February 22, 2002 at which time the principal amount and all accrued interest is due and payable. No interest payments are due prior to maturity of the 6% Debentures. We may, at our option, pay the accrued interest at maturity by issuing shares of our common stock to the debenture holder at a price equal to the conversion price of our common stock as described below. The debentures are convertible at any time at the option of the holder into shares of our common stock. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 6% Debentures, is the lesser of (1) 110% of the average closing bid price of our common stock for the five trading days prior to the date of initial payment and
(2) the product obtained by multiplying 0.80 by the average of the three lowest closing bid prices of our common stock during the thirty trading days prior to the date we receive a conversion notice from a debenture holder. In the event of a "change of control", the holders of the 6% Debentures may require us to redeem the 6% Debentures at a redemption price equal to 125% of the aggregate outstanding principal and accrued interest on the 6% Debentures. A "change of control" includes acquisition by an entity or group of more than 50% of our voting stock, merger or consolidation, a change in a majority of our existing Board of Directors or a sale of substantially all of our assets.



DESCRIPTION OF OUR WARRANTS



    The warrants purchased by PK Investors on February 22, 2000 entitle PK Investors to purchase 250,000 shares of our common stock at an exercise price of $2.6124 per share. The warrants expire on February 22, 2005. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the over-the-counter bulletin board market. Also, if at any time, we declare a distribution or dividend to the holders of our common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants will be entitled to receive the distribution or dividend as if the holder had exercised the warrant.



DESCRIPTION OF THE CONDITIONAL WARRANT ISSUED TO PK INVESTORS



    The Conditional Warrant issued to PK Investors on February 22, 2000 entitles PK Investors to purchase up to an additional $2,500,000 in principal amount of our 6% Debentures and additional warrants to purchase 250,000 shares of our common stock. The Conditional Warrant expires on December 22, 2000. The Conditional Warrant may be exercised by PK Investors in whole or in part at any time prior to expiration. The terms and conditions of the 6% Debentures and warrants issuable upon exercise of the Conditional Warrant are the same as described above, except that the exercise price of the warrants is equal to 110% of the average closing bid price of our common stock on the over-the-counter bulletin board market for the five trading days prior to the date of exercise of the Conditional Warrant. There are no assurances that PK Investors will exercise the Conditional Warrant.


MANDATORY EXERCISE OF CONDITIONAL WARRANT


    We may require PK Investors to exercise the Conditional Warrant at any time upon the expiration of 90 days after the registration statement relating to the warrants and common stock offered by this prospectus is declared effective by the SEC. Our ability to require exercise of the Conditional Warrant expires on December 22, 2000 and is subject to the closing bid price of our common stock on the date we require exercise being greater than $2.6124 per share. We may not require mandatory exercise of the Conditional Warrant if any of the following conditions exist:


    - we have made a public announcement of a material corporate event which has not been abandoned or terminated;


    - our common stock is delisted or suspended from trading;



    - we have amended our Articles of Incorporation without the consent of PK Investors;



    - the closing bid price of our common stock is less than $2.00 per share;



    - the trading volume of our common stock is less than 30,000 shares per day during the 30 day period prior to our request for exercise of the Conditional Warrant; or



    - we have not reserved sufficient shares of our common stock required to be issued upon exercise of the warrants or conversion of the 6% Debentures.



    There are no assurances that we will be able to satisfy all of the above conditions to enable us to demand the exercise of the Conditional Warrant.


COVENANTS OF THE COMPANY


    We may not, without the prior written consent of PK Investors, offer or sell any of our securities for a period commencing on February 22, 2000 and expiring 270 days after the registration statement relating to the warrants and common stock offered by this prospectus is declared effective by the SEC, except as follows:


    - securities issued for an aggregate of at least $15 million in connection with a firm commitment, underwritten public offering;


    - shares of common stock issued in connection with our acquisition of another entity;



    - shares of common stock issued to directors, officers, employees or consultants which together with shares of common stock issuable upon the exercise of any new options granted after February 22, 2000 do not exceed 750,000 shares;



    - shares of common stock issued with respect to options outstanding as of February 22, 2000 not to exceed 750,000 shares; and



    - shares of common stock in connection with a stock split, stock dividend or similar recapitalization which affects the holders of all of our shares of common stock.

LIMITATION ON STOCK OWNERSHIP OF PK INVESTORS



    Our securities purchase agreement with PK Investors provides that at no time may PK Investors, together with its officers, directors and affiliates, maintain ownership of more than 4.9% of our outstanding common stock, unless PK Investors gives us at least 61 days prior notice of their intent to exceed 4.9%.



REGISTRATION RIGHTS AGREEMENT WITH PK INVESTORS



    Simultaneously with the execution of the securities purchase agreement, we entered into a registration rights agreement with PK Investors. The securities offered by this prospectus are in compliance with our obligations under the registration rights agreement. The holders of the warrants and 6% Debentures are also entitled under the registration rights agreement to certain "piggy-back" registration rights if we file a registration statement relating to the sale of securities for our own account. This means the holders of the warrants and 6% Debentures may participate and sell shares in our public offering, except for shares registered by us for issuance under our employee stock option plans or in a merger or exchange in which our shares are issued in exchange for other securities.



    If the registration statement relating to the securities offered by this prospectus is not declared effective by the SEC on or before June 27, 2000, we are obligated to pay a registration default fee to PK Investors of $50,000 per month. The default fee is due and payable in cash on the last day of each month until the registration statement is declared effective.


                              PLAN OF DISTRIBUTION


    The selling stockholders named in this prospectus or their pledgees, donees, transferees or other successors-in-interest are free to offer and sell their warrants and common stock at such times, in such manner and at such prices as they may determine. The types of transactions in which the warrants or common stock are sold may include transactions in the over-the-counter bulletin board market (including block transactions), negotiated transactions, the settlement of short sales of common stock, or a combination of these methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. The transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they do not have any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.



    The selling stockholders may effect transactions by selling our warrants or common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Broker-dealers may also receive compensation from the purchasers of our warrants or common stock for whom they act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer might be in excess of customary commissions.



    The selling stockholders and any broker-dealer that acts in connection with the sale of warrants or common stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of our warrants or common stock sold by them while acting as a principal may be deemed to be underwriting discounts or commissions. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in a transaction involving sales of our warrants or common stock against certain liabilities.



    Because the selling stockholders may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to prospectus delivery requirements. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M under the Exchange Act, may apply to sales by the selling stockholders in the market and have provided the selling stockholders with a copy of these rules and regulations.

                                USE OF PROCEEDS


    We are registering our warrants and shares of common stock offered by this prospectus to satisfy our contractual obligation to PK Investors. We will not receive any of the proceeds from the sale of our warrants or common stock by the selling stockholders under this prospectus. We will, however, receive proceeds from the issuance of our common stock upon the exercise, if any, of our warrants.



    On February 22, 2000, PK Investors purchased $2,500,000 in principal amount of our 6% Debentures with attached warrants to purchase 250,000 shares of our common stock. The purchase price for the 6% Debentures and warrants was $2,500,000. We used approximately $1,200,000 of proceeds received from PK Investors for general corporate purposes, including reduction of payables, inventory purchases, product testing and sales commissions. The remaining $1,300,000 will be used to fund our on-going operations.


                      INFORMATION ON SELLING STOCKHOLDERS


    The following table includes certain information with respect to the selling stockholders as of June 30, 2000. The selling stockholders are not an affiliate of ours and have not had a material relationship with us during the past three years. The selling stockholders are not affiliated with any registered broker-dealers.



                                                                                           APPROXIMATE
                                                      MAXIMUM NUMBER                      PERCENTAGE OF
                                                       OF SHARES OF        MAXIMUM           COMMON
                              BENEFICIAL OWNERSHIP     COMMON STOCK       NUMBER OF        STOCK TO BE
                              OF COMMON STOCK AS OF    OFFERED FOR     WARRANTS OFFERED    OWNED AFTER
NAME                           JUNE 30, 2000(2)(3)      SALE(2)(3)       FOR SALE(4)        OFFERING
----                          ---------------------   --------------   ----------------   -------------
PK Investors LLC(1).........        5,905,405           5,905,405          500,000                0%


------------------------


(1) As of March 23, 2000, PK Investors held $2,500,000 in principal amount of our 6% Debentures and warrants to purchase 250,000 shares of our common stock. As of March 23, 2000, PK Investors also held a Conditional Warrant to purchase an additional $2,500,000 in principal amount of 6% Debentures and additional Warrants to purchase 250,000 shares of our common stock. The number of warrants and shares of common stock offered by the selling stockholders assumes the full exercise of the Conditional Warrant by PK Investors and the issuance to PK Investors of $5,000,000 in principal amount of our 6% Debentures and warrants to purchase 500,000 shares of our common stock.



(2) Includes the maximum number of shares issuable upon conversion of our 6% Debentures and 500,000 shares issuable upon exercise of the warrants accompanying our 6% Debentures. Also assumes the conversion of $5,000,000 in principal amount of our 6% Debentures to common stock and the exercise of all of the warrants accompanying our 6% Debentures to purchase 500,000 shares of our common stock.



(3) Our securities purchase agreement with PK Investors provides that at no time may PK Investors, together with its officers, directors and affiliates, maintain ownership of more than 4.9% of our outstanding common stock, unless they give us at least 61 days prior notice of their intent to exceed 4.9%. The total number of shares of our common stock owned beneficially and offered for sale assumes that PK Investors has given us notice of their intent to exceed 4.9% ownership of our common stock.



(4) Assumes the issuance of all of the warrants accompanying our 6% Debentures.

                                  THE COMPANY

ORGANIZATION AND DEVELOPMENT


    Airtech International Group, Inc. was incorporated in the State of Wyoming on August 8, 1991 under the name Interactive Technologies Corporation, Inc. Until May, 1998, Interactive Technologies was principally engaged in developing and producing interactive television and interactive media programming for distribution through cable, broadcast, direct satellite television and the Internet. Interactive Technologies conducted this line of business through ownership of proprietary software and a trademark known as Rebate TV. Rebate TV offered network viewers rebates through an interactive program accessed by touch-tone phones. In addition, Interactive Technologies owned licensed rights obtained from the Federal Communications Commission to operate an interactive video and data service system in the Melbourne-Titusville, Florida metropolitan area. A second system owned by Interactive Technologies and located in the Charleston, South Carolina metropolitan area was sold in 1997.



    On May 31, 1998, we acquired all of the outstanding shares of common stock of Airtech International Corporation, a Texas corporation. Airtech Corporation was founded in 1994 as a distributor of air purification products for Honeywell/Envirocaire. In January of 1996, Airtech Corporation outgrew the distributorship business and began manufacturing two of its own air purification products. The total purchase price of $22,937,760.00 for the stock acquisition was paid through the issuance of 10,500,000 shares of Interactive Technologies' common stock, 11,858,016 shares of Interactive Technologies' Series "A" Convertible Preferred Stock and $9,000,000.00 in principal amount of Interactive Technologies' convertible debentures. The shares of common stock and Series "A" Preferred Stock were each valued at $0.625 per share. We accounted for the stock acquisition using the purchase method of accounting, with Airtech Corporation deemed the purchaser for purposes of our consolidated financial statements.



    On July 31, 1998, the 11,858,016 shares of Series "A" Preferred Stock and the $9,000,000 of convertible debentures, including accrued interest, were converted into 11,858,016 and 13,071,429 shares of our common stock. After conversion, the total number of outstanding shares of our common stock was approximately 50,000,000 shares. On October 5, 1998, our shareholders approved a one for five reverse split of our common stock which reduced the number of outstanding shares of our common stock to approximately 10,000,000 shares and increased the par value of our common stock from $0.01 to $0.05 per share. The reverse stock split was effective as of November 9, 1998.



    In February 1998, we discontinued our original line of business relating to television and interactive media programming, including our Rebate TV product. We have adopted a plan to dispose of the proprietary software and trademark rights relating to this line of business and certain FCC license rights. The software, trademark and license rights are the only assets of these discontinued lines of business. These assets have no carrying value on our financial statements because the products were discontinued prior to our acquisition of Airtech Corporation. We discontinued these original lines of business to enable us to concentrate on the development, manufacture, distribution and sale of the air purification products offered by Airtech Corporation and its subsidiaries. We are currently marketing the remaining assets for sale with no firm commitments or agreements in place.



    Since the discontinuation of our original lines of business, we have been engaged with our wholly-owned subsidiaries, Airtech Corporation, Airsopure, Inc., and Airsopure International Group, Inc. in the development, marketing and sale of air purification systems for commercial, residential and automobile use. Airsopure was incorporated on March 5, 1997 in the State of Texas to implement and operate a franchise program for the sale of commercial building air purification products developed and manufactured by Airtech Corporation. Airsopure International was incorporated on January 5, 2000 in the State of Nevada to implement and operate a franchise program to facilitate the opening of consumer retail stores for the sale of our residential air purification products.



    On November 30, 1995, we also incorporated McClesky Sales and Service, Inc. in the State of Texas to integrate the distribution and sale of air purification products by Airtech Corporation with the heating, ventilation and air conditioning service business. Effective May 31, 1999, we discontinued the operations of

McClesky Sales based upon the incompatibility of the heating and air conditioning service business with Airtech Corporation's business of manufacturing and distributing high quality air purification products. Our cash expenses to discontinue the operations of McClesky Sales was minimal.


    In January 1999, we formed Airsopure 999, L.P., a Texas limited partnership, for the purpose of developing, marketing and distributing our Model S-999 automobile air purification system. Our wholly-owned subsidiary, Airsopure, is the general partner of the limited partnership.


    In October 1999, we applied to the Medicare administration for a Medicare reimbursement code number for our Medicare Model 950. The reimbursement code number allows Medicare recipients to receive reimbursement for the cost of our Medicare Model 950. Our Medicare application is pending. We have not yet received approval for a specific reimbursement code number, although Medicare has allowed us to invoice Medicare using a non-assigned code number. The non-assigned code number does not guarantee Medicare reimbursement to Medicare recipients.


    In February 2000, we also opened one retail store in Dallas, Texas to facilitate the sale of our home consumer line of products. This retail store is also a prototype for future franchise retail stores offered by Airsopure International.

    On October 16, 1998, we changed our name from Interactive Technologies Corporation to Airtech International Group, Inc. Our address is 15400 Knoll Trail, Suite 200, Dallas, Texas 75248. Our telephone number is (972) 960-9400 and our web site can be accessed at www.airtechgroup.com. The web site of Airsopure can be accessed at www.airsopure.com.

BUSINESS

    We are engaged in the development, manufacturing, marketing and sale of indoor air purification products for commercial and residential use. We also manufacture and market an air purification system for use in automobiles. Our strategy is to identify those markets which we believe are in need of solutions to indoor air contamination problems. We propose to exploit these identified markets through direct sales, franchising, licensing and strategic alliances with manufacturing representatives.


    Indoor air contamination exists in the form of particulates, gases or viruses in the air we breathe, whether in an office building, retail or commercial establishment or our homes. The public is generally aware of the dangers of outside air pollution through "ozone alert days" which suggest limited outdoor activities on those days. We believe, however, that the general public is unaware that exposure to our immune systems of unseen indoor air contaminants is normally six to seven times more hazardous than outside air. These air contaminants include bacteria, pollen, dust mites, smoke, plant spores, dust, solvents, glues, formaldehyde, carbon monoxide, carbon dioxide, viruses, and diseases such as tuberculosis, meningitis, and hepatitis. Indoor air contaminants also include volatile organic compounds or "VOCs" which occur when airborne contaminants combine and become unstable. Examples of these volatile compounds are benzene, styrene, arsenic and polychlorinated biphenyes.



    For millions of people, exposure to indoor air contaminants means experiencing headaches, watery eyes, dizziness, lethargy, digestive problems, nausea, nose and throat irritation. Statistics indicate that many legitimate employee absences are "respiratory related" and that these absences have a profoundly negative impact on productivity and profits. Historically, the methods of addressing and treating indoor air contamination were to open windows and doors to bring "fresh air" into an area or to use air cleaners such as ozone generators or electro-static air "cleaners" to attempt to purify the existing indoor air. We believe that these methods do not effectively handle the air contamination problems which exist today. Although considered effective at the time of conception, we regard these cleaners as obsolete in the current air purification marketplace.



    Our air purification products provide an inexpensive solution to air contamination problems and concerns. Our products can be applied to various commercial and residential uses and are ideally suited for a variety of users that experience air contamination problems, including office buildings, restaurants, bars, public buildings, nursing homes, hospitals, schools, dental offices, waiting rooms, homes, airplanes and vehicles. Our products substantially remove or destroy microorganisms in the air, eliminate organic odors and break down volatile compounds into harmless basic compounds.


FRANCHISE OPERATIONS


    We believe the best method to penetrate the indoor air quality market is to leverage our expertise with the energies and investment of a franchise network. We see this as a means of producing revenues for cash flow purposes from franchise fees, sales of products to the market and royalty fees based upon the gross sales generated by the franchisee. We currently have 18 franchisees who sell our commercial products in various parts of the United States. These franchisees market and sell our commercial building products through franchise agreements with Airsopure, Inc., our wholly owned subsidiary. Each franchise agreement has an initial term of five years and the franchisee may renew the franchise for successive additional five year periods. Five of our current franchises expire in fiscal year 2003 and thirteen in fiscal year 2004. During fiscal year 2000, we elected to market our commercial products directly through our existing distribution channels and discontinued offering commercial franchises through Airsopure. We discontinued offering these franchises and intend to pursue the marketing of our commercial products through manufacturing representatives.



    We are also directing our franchise efforts and resources to our new residential/retail franchise concept. To implement this new concept, we formed Airsopure International Group, Inc., as a wholly owned subsidiary, to commence a franchise program for the marketing and sale of our residential air purification units. Airsopure International is qualified to offer our franchises in 37 states. These franchises are consumer oriented and utilize a retail store outlet concept. We provide a five day Indoor Air Quality Certification program for each approved franchisee. Our franchise program provides each franchisee with a protected territory. We also coordinate an advertising program with our franchisees to provide an unlimited number of leads and future potential accounts to serve. The start-up costs for purchasing and establishing a retail store franchise range from $90,000 to $100,000, which includes a $25,000 franchise fee. The remainder of the costs are estimates for the purchase of inventory, furniture and fixtures and minimum required working capital. We are also entitled to receive a monthly royalty fee equal to 5% of the gross sales generated by each franchisee for the immediately preceding month. We believe the exposure the franchisee will bring to our consumer residential products will enhance and expand the overall market for our products. We commenced marketing the residential/retail franchises in February 2000 and have sold two franchises through June 30, 2000.


INDUSTRY OVERVIEW


    The Environmental Protection Agency has identified indoor air pollution as one of the five most urgent environmental concerns in the United States. According to the EPA, poor air quality may affect one third to one half of the commercial buildings in the United States. These affected commercial buildings are referred to in the industry as "sick buildings" and represent a potentially large market for our air purification systems. The term "sick building" can also be applied to any commercial or private environment where airborne contaminants pose a potential health hazard. The EPA asserts that the average American spends roughly 90 percent of his or her time indoors (Consensus 1988; EPA 1988) and can be breathing air more seriously polluted than outdoor air in even the largest and most industrialized cities. Government statistics indicate that 10 to 25 million people working in 800,000 to 1.2 million commercial buildings have developed respiratory symptoms related to indoor air pollution. These statistics translate to a loss in business productivity that we believe could approach $60 billion a year. People in "vulnerable categories" are particularly sensitive to indoor air quality and indoor air pollution. These "vulnerable categories" include many older individuals, those individuals who are susceptible to allergies, asthma and other respiratory ailments, and young children. We estimate that more than 30 percent of the U.S. population falls within these categories.

    The rising drug resistance within the U.S. population is also becoming a major health issue. There are approximately 160 antibiotics available to fight disease. Many of these antibiotics, however, are no longer effective on certain virulent organisms, including tuberculosis and certain types of hospital-based staphylococcus infections. Many viral and bacterial infections are airborne and are primarily transmitted through the air. The first line of defense against these diseases is prevention through improvement of indoor air quality.


    Health experts have expressed special concern about people with asthma. These people have very sensitive airways that react to various irritants in the air which make breathing difficult. The number of people diagnosed with asthma has significantly increased in recent years. Since 1970, the number of asthmatics in the United States has increased 59 percent which represents approximately 9.6 million people. There are approximately seventeen million asthmatics in the United States. Asthmatics account for 500,000 hospitalizations and $6.2 billion in health care costs annually. Asthma in children under 15 years of age has also increased 41 percent during the same period representing a total of 2.6 million children. The number of deaths from asthma has increased 68 percent since 1979 (Source: Asthma and Allergy Foundation of America).


    Bacteria, molds, pollen and viruses are types of biological contaminants. These biological contaminants breed in stagnant water and accumulate in air ducts, humidifiers, drain pans, and areas where water has condensed or collected on ceiling tiles, carpeting or insulation. Insect, bird and dust mite droppings can also be a source of biological contaminants. Physical symptoms related to biological contamination include fatigue, cough, chest tightness, fever, chills, head and muscle aches, and allergic responses such as mucous membrane irritation and upper respiratory congestion. One indoor bacteria, Legionella, has caused both Legionnaire's Disease and Pontiac Fever (Source: April 1991 Environmental Protection Agency Report [Air and Radiation] Anr-445-W).


    There is growing awareness of the health hazards of airborne microbes, also referred to as bioaerosols. Bioaerosols are extremely small living organisms or fragments of organisms suspended in the air. Dust mites, molds, fungi, spores, pollen, bacteria, viruses, amoebas, fragments of plant materials, and human and pet dander are examples of bioaersols. Bioaersols are capable of causing severe health problems. Some bioaersols, such as viruses and bacteria, cause infections, like a cold or pneumonia, and others cause allergic reactions. An allergic reaction occurs when a substance provokes formation of antibodies in a susceptible person. Bioaerosols may cause allergic reactions on the skin or in the respiratory tract. Rashes, hay fever, asthma, breathing difficulties, and runny noses are common allergic reactions.



    Bioaerosols build up in closed indoor environments and are passed through an entire building through central ventilation systems. The contamination of an entire building through bioaerosols is commonly referred to as "sick building syndrome." Bioaerosols are found in a variety of settings such as residences, office buildings, medical and dental offices and hospitals, but cannot be seen without a magnifying glass or microscope. Exposure to bioaerosols is much higher in most enclosed locations where people congregate, such as schools, theaters, airplanes, restaurants and shelters. Occurrences of sick building syndrome have escalated largely because of the increased demand for reduced operating costs in public buildings, particularly ventilation systems.



    Research has made it evident that air contaminants found in heating, ventilation and air-conditioning systems and airtight buildings are responsible to a large degree for sick building syndrome. The heating and air conditioning community and ASHRAE (American Society of Heating, Refrigeration and Air Conditioning Engineers) have suggested that the use of higher ventilation rates utilizing fresh outside air would dilute air contaminants and alleviate the Sick Building Syndrome to a great extent. In response to this suggestion and in an effort to improve air quality, building operators have increased ventilation by bringing in more fresh outside air. This process has resulted in increased building costs created by having to heat or cool and dehumidify the outside air. The process is also somewhat ineffective to the extent that polluted inside air is diluted with polluted outside air.


PRODUCTS

    Our product line consists of the following:


    Series 12: Our Series 12 is designed to fit into a 2 x 4-foot space of a ceiling. This unit filters approximately 1200 cubic feet of air each minute removing particulates, gases and odors. Markets for this unit include the food and beverage industry, hospital and nursing homes, print shops, office buildings and other industries with problems involving cigarette or cigar smoke, odors and particulates. The retail price of our Series 12 is $3,490.00. For the 18 months ended February 29, 2000, we have sold 295 of these units to our franchisees and national accounts.



    Series 14: Our Series 14 is designed to mount against a wall at the joining point of the wall to the ceiling. The unit is approximately 36" x 14" x 14". The unit filters approximately 400 cubic feet of air per minute. Markets for this unit are those users having problems with any particulate, gas or odor found in rooms under 400 square feet, such as hotel rooms, offices, classrooms, patient rooms and small shops. Multiple units can be installed to accommodate larger rooms. The retail price of our Series 14 is $990.00. For the 18 months ended February 29, 2000, we have sold 60 of these units to our franchisees and national accounts.



    Series 18: Our Series-18 is a commercial unit which can service up to five offices or rooms with inexpensive flex duct work. The unit is installed above the ceiling and is out of view. The unit requires no modifications to the existing heating and air conditioning system and operates in a very quiet fashion. The retail price of our Series 18 is $2,990.00. For the 18 months ended February 29, 2000, we have sold 48 of these units to our franchisees.



    Series 30: Our Series 30 is in the design stage. The Series 30 is a residential unit which is adaptable to existing duct work used in existing heating, air conditioning and ventilation systems. We have no projected market date for our Series 30.



    Series 999: We developed our Series 999 as an automotive after market product for mounting in the trunk of new and used cars. The unit was designed to move 100 cubic feet of air per minute with complete air changes in an automobile every 20 seconds. The retail price of our Series 999 is $600. For the 18 months ended February 29, 2000, we have sold 645 of these units. These sales were primarily to Airsopure 999, L.P. of which Airsopure, Inc., the Company's wholly owned subsidiary, is the general partner.



    Medicare Series 950: Our Medicare Series 950 is a free standing, portable unit. In October 1999, our Medicare Series 950 unit was submitted to Medicare for approval and issuance of a Medical reimbursement code number. The Medicare reimbursement code number would enable Medicare recipients to receive reimbursement for the cost of the Medicare Series 950 unit. We have proposed to offer our Medicare Series 950 to Medicare recipients for a retail price of $795. As of June 30, 2000, we have not sold any Medicare Series 950 units to the Medicare market.



    Consumer Series 950: Our Consumer Series 950 unit is similar to the Medicare Series 950 with alterations for a larger array of filtration for contaminants. The estimated retail price of the Consumer Series 950 is $1,295.00. As of June 30, 2000, we have not sold any of these units.



    Down Draft Tables: Our down draft tables were designed for the nail manicure industry and first introduced in January 1996. The units have largely been discontinued with our remaining inventory of approximately 10 units available for a retail price of $2,000.00. We discontinued our down draft table line based upon a decline in market demand which resulted in production and marketing expenses exceeding proposed sales.

    Replacement Filters: We manufacture our sorbent media filters by purchasing pre-filter material in bulk and cutting the material in our production facility to proper sizes to fit our units. Our hospital grade HEPA filters are out-sourced for production. The trisorbent filters are also outsourced for manufacture, but assembled at our production facility. The life of the filters required by our air purification units varies with the type of unit and the degree of contamination; however, we estimate that each unit sold will require an average of one to two complete filter changes per year. The filters required by our ceiling units have a retail price of $268 to $462 depending on uses. The automobile unit will require approximately $100 in replacement filters per year and the portable residential units approximately $150 per year.


PRODUCT DEVELOPMENT AND REDESIGN


    We do not anticipate any major expenditures during fiscal year 2000 to develop or redesign our existing products or our products in the developmental stage. Instead, we intend to focus our available capital resources on the marketing and distribution of our current line of marketable air purification products. We will, however, adapt or redesign our products to meet changing customer demands or to respond to requests in the market for made-to-order products. Our decision to redesign or develop a particular product will be based upon whether estimated sales to respond to a particular product need will be sufficient to offset estimated development or redesign costs. We also intend to evaluate the inclusion of photocatalytic technology into both our existing and developmental products for the purpose of increasing the air purification efficiency of these products.


OPERATIONS


    We currently maintain a warehouse production facility of approximately 10,000 square feet in Dallas, Texas. In this facility, we are able to assemble a combined total of approximately 1,000 of our Series S-12, S-14, and S-18 units. We believe our warehouse facility is adequate for our current and estimated future production needs. The anticipated unit volume sales of the Series 999 automobile unit and the Series 950 unit during fiscal years 2000 and 2001 caused management to select out-sourcing for production of these units.



    We will incur design start up costs during fiscal years 2000 and 2001 on the Medicare and Consumer Series 950 units. We will also incur costs in connection with the redesign of our Series S-14 unit. The product cases for these units utilize a hardened plastic case which requires injection molding. We estimate the engineering and mold tooling costs for these units to be in the range of $500,000. Once the engineering and mold tooling has been completed, we plan to out-source the actual injection molding required for these units.


COMPETING PRODUCTS AND TECHNOLOGIES


    The current air filtration products and technologies available in the market which compete with our products include the following:


    - Activated carbon filters for use in heating, ventilation and air conditioning units

    - High Efficiency Particulate Air ("HEPA") filters

    - Ozone generators

    - Anti-microbial chemically treated filters

    - High energy UV light

    - Ionizers

    - Electrostatic precipitators

    - Media filtration


    - Photocatalytic oxidation technology


    - Various combinations of the above


    These products and technologies are individually designed to provide various levels of air "filtration" of air contaminants and not air "purification." We believe a combination of several of these products and technologies must be implemented to achieve effective "air purification". The individual purification ineffectiveness of these products is the result of the following factors:



    Activated carbon filters absorb a number of volatile compounds and large microorganisms such as dust mite droppings, which stick to dust particles in the air, but do not remove other microorganisms from the air. The efficiency rate declines over time as the carbon filters are clogged with pollutants. The process alone is non-regenerating and the filters can be expensive to operate due to increased power usage resulting from pressure drops. These pressure drops occur when filters are full, thereby cutting the unit's capacity and ability to deliver air to remote areas. We use activated carbon filters in our products in combination with other air purification components.



    HEPA filter technology reportedly removes up to 99.7% of air borne particles and is the dominant technology used in portable room air cleaners over the past six years. HEPA filters, however, are expensive to use in large applications such as multi-floor office buildings. HEPA filters are also ineffective in removing extremely small organic compounds, microorganisms and some viruses. HEPA filters produce pressure drops by installation within heating and air conditioning systems and, therefore, increase maintenance and operating expenses. These increased expenses occur because the heating and air conditioning system must work continuously to compensate for pressure drops. On its own, HEPA technology does not have the ability to destroy bioaerosols or trap and breakdown volatile compounds or odors. Our products use HEPA filtration combined with other components of air purification.



    Ozone generation is a type of air cleaner that uses a high-voltage electrical charge to change oxygen to ozone. A number of companies market ozone generators as indoor air cleaners. These ozone-producing units break down volatile compounds because ozone is highly oxidizing. To achieve the high efficiency required, a very high level of ozone has to be released into the air. Ozone itself, however, is a respiratory irritant. OSHA has established a limit of workplace ozone levels over an eight-hour day. The FDA has also set a limit for ozone levels of electronic air cleaners. We do not employ ozone in our products.



    Anti-microbial chemically treated filters can serve as a pre-filter to the more effective and expensive HEPA filter, capturing the larger particles flowing through the product and thereby prolonging the life of the HEPA, which captures the very small particles. On its own, an anti-microbial pre-filter can introduce additional contaminants into the air, such as volatile compounds, toxins, endotoxins, and allergens, by degrading microbial organisms trapped on the anti-microbial filter. We use these filters in our products in combination with other air purification components.



    High energy UV light has proven to be effective in killing microbial life but is ineffective in destroying volatile compounds. High energy UV light, however, can pose a danger to humans similar to staring directly into sunlight. We use a level of UV light in several of our products which is not harmful to humans in combination with other air purification components.


    Air cleaners such as ionizers can be up to 90% efficient which means they remove 90% of some types of pollutants. We are not aware of any medical evidence which recommends the use of ionizers to improve air quality for people suffering from asthma, allergies or upper respiratory problems. Most of these air cleaners ionize the air and place electrical charges on particles but do not have any charged collection plates. This means charged particles migrate through the air and stick to the first surface they run into such as walls, furniture or lung tissue. The charged particles remain on the surface until dislodged to re-enter the air again. We do not use ionizers in our products.

    Electrostatic methods have no effect on the destruction of volatile compounds nor are they effective on small bioaerosols that are not attached to particulate matter. When electrostatic methods trap bioaerosols, either the bacteria will grow on the collection plates or if the bacteria is incapable of growing because of the rushing air past the surface, the bacteria will die, decompose and change to an organic compound and reenter the air stream. Electrostatic methods have no effect on reducing organic compounds or odors. We do not use electrostatic methods of air cleaning.



    Charged media filters are made from an electric conducting material stretched across a frame. Applying a high electric voltage to the material creates an electrostatic field. However, these electrostatic fields are generally not sufficiently strong to eliminate most particles, severely reducing effectiveness. We do not use charged media filters in our products.



    Photocatalytic oxidation creates a reduction in most volatile compounds. Photocatalytic oxidation occurs when ultra violet light waves are passed through a titanium screen creating a chemical reaction. The chemical reaction eliminates the volatile compounds collected in the air purification unit by reducing them to harmless components or carbon dioxide and water. We use photocatalytic oxidation in our products in combination with other air purification components.


COMPETITION

    Our business is becoming increasingly competitive. Competition has increased with society's growing awareness of air quality problems and the related demand for air purification technology. We compete in both the commercial and residential markets for air purification products.


    The major competition for our products and markets is the domestic commercial and residential heating, ventilation and air conditioning market. This market is composed of a small number of large manufacturers. The two market leaders are the Carrier division of United Technologies and Trane Corp., a unit of American Standard. Carrier's sales were approximately $3.9 billion in 1999. Trane is second in the industry with approximately $7.3 million in sales in 1999. Like Carrier, Trane competes in all segments of our industry including commercial, residential, air conditioning, furnaces and heat pumps. Our other competitors include the following companies:



    Fedders, Inc. (NASDAQ:FJC) is a holding company which manufactures and sells a full line of room air conditioners and dehumidifiers, principally for use in domestic residential markets. Annual sales for 1999 were $356 million.



    Trion Inc., a newly acquired subsidiary of Fedders, Inc., has air purification operations which consist of two principal segments: engineered products and consumer products. The engineered products group designs, manufactures and sells commercial indoor air quality and dust collection equipment. The consumer products division manufactures and markets appliance air cleaners, including both table top and free standing console units.



    Environmental Elements designs equipment and supplies systems and services to the air pollution industry through the design of large scale systems to control gaseous emissions. In addition, Environmental Elements designs electrostatic precipitators, fabric filters and scrubbing systems.



    Honeywell, Inc. (NYSE:HON) has both commercial and consumer divisions of air filtration products with primary sales generated from the consumer division. Combined sales for these divisions during 1999 were $3.5 billion.


    CECO Environmental Corp. (NASDAQ:CECE) has been in the air quality technologies and services business for over 30 years. Annual sales for 1999 were $40 million. CECO has expanded the applications for its technology to include wastewater treatment. CECO, through its four subsidiaries, provides a wide spectrum of air quality and wastewater treatment products and services. These products and services include industrial air filters, high performance filter fabrics, environmental maintenance, monitoring and management services, waste water treatment and air quality improvement systems. CECO is a full-service provider to the steel, aluminum, automotive, aerospace, semiconductor, chemical and metalworking industries.


    United Air Specialists was established in 1966 to provide commercial and industrial environmental air cleaning solutions worldwide through a diverse product offering dust collection systems, industrial fluid coating systems and industrial oil cleaning equipment. The United Air product line includes the Smokeater, an electromatic precipitator cleaner. Designed to meet the needs of each customer, United Air equipment is backed by strong performance guarantees, technical support and years of experience.



    Competition in the commercial indoor air quality market is very specialized with no one company offering a complete line of air filtration equipment. Commercial companies tend to specialize in very distinct market segments. In most major metropolitan areas of the United States, there are also various small commercial air filtration suppliers. We believe none of these suppliers has a product line competitive with our commercial units. In the residential indoor air quality market, many suppliers and manufacturers have a variety of air filtration products, generally in the lower retail price range of approximately $250.


    We are currently unaware of any company which manufactures or distributes a highly efficient or trunk-mounted air purification unit for the automobile comparable to our Series 999. We anticipate, however, that our proposed penetration of the automobile market will generate significant interest with competition coming from established automobile manufacturers.


    We believe that the applications for our product lines will have broad appeal, since the implementation costs of our products are small compared to the costs benefits that typically accrue to the user. We also believe our technological approach of combining several air purification components into a single product is a superior method for removing and destroying pollutants in an indoor air environment, including microorganisms such as tuberculosis, viruses, fungi, bacteria, dust mites, and organic compounds and odors. Some of the advantages and benefits of our products are as follows:


    - Biological air contaminants are substantially destroyed and or removed

    - The process cleans and purifies the air through multiple air changes


    - The process is effective for microbes, endotoxins, toxins, allergens, and organic compounds


    - No toxic chemicals are employed

    - No ozone is generated or introduced into the air

    - The process works well at room temperature


    - The energy needs are low in stand alone systems outside of heating and air conditioning systems



    - Self-cleaning process does not reintroduce air contaminant residue into the air stream


    - After initial purchase, the products are very economical to operate, including the price of filter replacements

MARKETS

    Our market research has identified the following markets which may benefit from our products:


    - Medical and specialty facilities such as hospitals, clinics, nursing homes, laboratories, day care centers, and emergency rooms. These facilities represent a large market for our products. Also, any facility where indoor air quality is critical to the safety and health of the patients/customers is a potential market.

    - The commercial heating, ventilation and air conditioning market is a market which generated approximately $9 billion in sales during 1999 and which we believe will experience continued sales growth in the future.


    - The residential market consists of over 60 million homes with central heating, ventilation and air conditioning systems occupied by individuals with a need for better indoor air quality.

    - The industrial air quality market is estimated to have sales which exceed $12 billion. Increased local, state, and federal regulations are continuing to require cleaner indoor industrial air quality.

    - The transportation market includes automobiles, buses, railroads, aircraft, and cruise ships which have a specific need for improved indoor air quality.


    - People who suffer from upper respiratory discomfort and allergic reactions due to poor indoor air quality at home and at work.



    In addition, individuals in vulnerable categories are particularly sensitive to indoor air quality. These vulnerable categories include older individuals in nursing homes and hospitals, individuals who are susceptible to allergies, asthma and other respiratory ailments, and young children. Our technology provides an inexpensive solution to many of the indoor air quality problems which affect the daily lives of these individuals.



    Heath conscious consumers are also becoming more particular about the air quality in their environments. We believe this trend will lead to an increase in demand for better air purification systems and that our combined technology approach will outrank the solutions provided by other air filtration systems that use traditional single methods for indoor air filtration and purification.


BUSINESS PLAN AND MARKETING STRATEGY


    Traditionally, air purification systems are marketed and sold through a single distribution channel comprised of heating and air conditioning contractors or repairmen. Our strategy is to approach the market through multiple distribution channels. We are not aware of any of our competitors who utilize a multiple channel approach. We have targeted several distribution channels for direct exposure of our products to educate consumers about the costs and solutions for indoor air contamination. We believe that this multiple channel approach combined with the quality of our products will separate us from our competition. For example, we currently utilize the following distribution channels:



    FRANCHISES. We currently have 18 commercial franchisees who market and sell our commercial building air purification products in various parts of the United States. In February 2000, we commenced a franchise program for the marketing and sale of our residential air purification products utilizing a retail store outlet concept. We provide a five day Indoor Air Quality Certification program for all of our approved franchisees. Each of our franchises has a protected territory. We also coordinate an advertising program with our franchisees to provide an unlimited number of leads and future potential accounts to serve. Our franchisees are not required to exclusively market our products and may combine our products with competing products. We commenced marketing the residential/ retail franchises in February 2000 and have sold two franchises through June 30, 2000.



    INTERNATIONAL LICENSES. We have licensed the distribution rights to our name and technology in the countries of Taiwan, the Philippines, Turkey, Canada and Spain. Our existing international licenses are with one licensee for the entire country. We may in the future, however, divide a country into several licensed territories with multiple licensees. We intend to aggressively pursue additional international distribution relationships during fiscal year 2000. Our international licenses sell for a minimum of $100,000 per country, depending on population.



    MANUFACTURER'S REPRESENTATIVES. We estimate that there are approximately 260,000 heating and air conditioning contractors in the United States. This unconsolidated group of professionals accounts for a significant amount of the current sales of air purification and cleaning units. We intend to make our products available to these representatives and recently employed an individual with expertise in this market to coordinate this channel of distribution. Although we are in final negotiations with several manufacturer's representatives, we have no final agreements.



    INTERNET SALES. Internet usage has increased over the last several years and consumer purchasing is expected to continue to grow in accordance with this usage. Approximately 73% of website users search for information about products and services and 7.4 million users have made at least one purchase over the Internet. The demographics of website users also fit well with our products. Most website users are well educated and earn significantly more income than the national average. Our websites are www.airsopure.com or www.airtechgroup.com. Since June of 1999, the Airsopure website was accessed 12,010 times and the Airtech website 16,106 times. We have not made any sales directly attributable to our websites. On these sites, visitors can educate themselves about our products and order online. We intend to spend additional funds to redesign and enlarge our websites in an effort to direct more Internet traffic to our websites. Our proposed redesign will include "hyper link" access to our products. Hyper link access will enable website users to use generic words such as "air quality" or "air purification" for immediate referral to our website. Our websites also provide quicker advertising response times, direct feedback from customers and instantaneous updating of information. We believe the keys to successful marketing on the Internet will be exposure and association with other well-traveled websites, security, a clean design, ease of use and product testimonials.


    DIRECT SALES. We currently make direct sales through our corporate offices to national accounts such as TGI Fridays, Bennigan's and Sullivans, in addition to other local, regional and national accounts involved in the food and beverage industry. We also intend to employ the direct sales approach to school systems and government facilities.


    RETAIL DISTRIBUTION. In February 2000, we opened our first company retail outlet in Dallas, Texas to facilitate the retail sale of our home consumer products. We intend to pursue the retail distribution of our products through additional company and franchise operated retail outlets. Our Dallas, Texas retail outlet also serves as a prototype store for our retail franchise program.


    We are also exploring the following additional distribution channels for our products:


    MEDICARE AND DURABLE MEDICAL EQUIPMENT SUPPLIERS. Our research indicates that physicians regularly recommend the use of portable air filtration systems for patients suffering from chronic and acute episodes of illness related to allergies, asthma and general upper respiratory distress, many of whom are Medicare enrollees. These medical conditions are frequently elevated from a chronic status to acute episodes due to the inhaling by patients of various airborne contaminants. In the absence of a Medicare reimbursement code, Medicare patients are generally forced to incur the expense of such technology on a non-reimbursable basis.



    In October 1999, we applied for a Medicare reimbursement code number for our Medicare Model 950. We have not yet received approval for a specific reimbursement code number to date, although Medicare has allowed us to invoice Medicare using a non-assigned code number. The use of the non-assigned code number does not guarantee Medicare reimbursement to Medicare recipients. We intend to continue the pursuit of the pending Medicare application by collecting and submitting additional information recently required by Medicare. The date of a final decision on our Medicare application cannot be determined at this time. The submission of additional information will allow Medicare to take additional time to evaluate our application. We cannot predict if, or when, Medicare will approve the Medicare Model 950 for direct cost reimbursement. We believe, however, that the time necessary to duplicate or invent the technology included in the Medicare Model 950, to create and test a prototype and to submit an application to Medicare gives us a competitive lead time advantage over our competitors in this market.

    The Medicare reimbursement code is awarded through a review process conducted under the direction of the Health Care Financing Administration and its agencies that include the Statistical Agency for Durable Medical Equipment Regional Council and the Durable Medical Equipment Regional Council. Once awarded a Medicare reimbursement code, Medicare patients suffering from respiratory problems are able to secure through a variety of durable medical equipment providers, medical technology prescribed by their attending physicians that will be paid for by Medicare or their insurance carrier of record. Our research also indicates that third party payors such as managed care and indemnity insurance plans will more readily reimburse patients for our Medicare Model 950 unit after the product receives a Medicare code. We estimate that approximately 31 million Medicare enrollees suffer from some sort of upper-respiratory problem. Although the number of Medicare enrollees has not changed significantly in the past three years, we believe that the number of enrollees will increase significantly in the future with the aging of the "baby boomers." These individuals represent the end-user market for our Medicare Model 950 unit. We have also developed the Consumer Series 950 unit which is similar to the Medicare Series 950 unit with alterations for a larger array of filtration for contaminants.



    We have identified a national distribution network composed of durable medical equipment distributors that have existing sales forces and marketing infrastructures. Association with the these distributors creates an immediate distribution network for the Medicare Model 950 and the Consumer Series 950 units. This distribution network would eliminate management challenges of creating and maintaining our own sales force or recreating the existing client bases of these distributors. The medical equipment distributors currently interact with physicians providing other medical devices such as walkers, wheelchairs, hospital beds and electronic monitoring devices. The Medicare Model 950 and the Consumer Series 950 units will be a new product for medical equipment distributors within an industry where the introduction of new products is not common. If we do not receive approval from Medicare of the Medicare Model 950, we intend to continue our efforts to market the Consumer Series 950 through medical equipment distributors by pursuing insurance carriers and health care providers outside of the Medicare system. We cannot predict or forecast the amount of any future sales which may be generated from the Medicare Model 950 or the Consumer Series 950. Negotiations are in the early process and we do not have any final written agreements with medical equipment providers.



    AUTOMOBILES AND PUBLIC TRANSPORTATION. Our research indicates that there exists an increasing problem with abundant air contamination in automobiles and public transportation vehicles across the United States. Our research also indicates that not only is automobile air contamination immense and growing, but also that no real technological solutions are being applied to remove the harmful and irritating smells, gases and micro-particles that can cause and exacerbate respiratory problems. We have concluded that solving these issues for the public could provide tremendous economic rewards and higher auto resale values to a wide variety of customers, such as car rental companies, automobile dealers and government vehicles. One of the foremost complaints in the car rental industry, shared with that of both the new and used car industry, are the odors associated either with new material odors or with fabrics and materials in the automobile cabin that have absorbed pollutants like cigarette smoke for prolonged periods of time. The first indication that a problem exists is the odor detectable when the air conditioning unit or the air circulation system is activated. It is important, however, to note that the bacteria might be present without and before the odor is detected. This condition is caused by buildup of mold and bacteria in the air conditioner's evaporator. These fungi and spores can trigger allergic reactions and upper respiratory problems for car passengers.



    Nearly 200 million vehicles are in use across the United States. Of these, approximately 150 million are passenger vehicles. Approximately 2 million cars in the United States are owned by the major car rental companies and approximately 3 million vehicles are government owned and used. Each year in the United States, approximately 12 million new vehicles are sold by automobile dealers. The majority of automobiles fall into the category of used or more than one year old. The average American spends many hours per day in his vehicle. This much exposure, when added to outside contaminants such as road pitch, microscopic tire dust, allergens and hazardous gases and odors, leaves many car drivers with recurring headaches, eye irritation, nausea and even central nervous system problems. There are approximately 24,000 franchised new car dealers in the United States. Some auto makers, such as Mercedes Benz and BMW, are experimenting with various air cleaning systems.



    We believe that all of these vehicles represent potential installations for our Series S-999. We propose to initially penetrate this market through agreements with nationwide auto after-market companies. Our proposal is to wholesale our Series 999 automobile air purification unit for inclusion with other after-market packages offered in the auto after-market such as automobile customizing packages (custom pinstripping, gold ornamentation and custom wheel coverings), fabric sealants and window tints. We believe a very highly effective and affordable air purification device like our Series S-999 will be widely accepted in the automobile after-market. We are currently in preliminary negotiations with several national auto after-market companies, but have no final commitments and agreements. In addition, we are in the process of formulating a marketing strategy to approach the rental car, government vehicle, and automobile dealer markets.


GOVERNMENT REGULATION


    We operate under the disclosure document guidelines set forth by the Federal Trade Commission under an FTC Rule which became effective October 21, 1979. Under this FTC Rule, we are required to comply with the FTC disclosure format or issue a Uniform Franchise Offering Circular ("UFOC") to all potential purchasers of a franchise. The UFOC format is a standard form disclosure document which is accepted by the FTC and most states as an alternative to the FTC disclosure format. Our current UFOC is compliant in 36 states. In addition to this format, fourteen states require additional information to be contained within the UFOC for sales of new franchises within their states. Although we intend to seek approval of our franchise in other additional information states in the future, we do not have any pending applications. We recently received approval from the State of California to offer our franchises, one of the additional information states. Any violations under the FTC Rule are considered unfair or deceptive acts or practices within the meaning of Section 5 of the Federal Trade Commission Act. In response to the FTC Rule requirements, we formed wholly-owned subsidiaries, Airsopure, Inc., and Airsopure International Group, Inc., and registered each entity as a franchisor. Each entity is in compliance with the FTC Rules regarding its UFOC.


PERMITS, PATENTS, TRADEMARKS, LICENSES AND COPYRIGHTS

    We do not own any patents or copyrights for our products or promotional materials. We do, however, have a registered trademark for the name "Airsopure" and the related service mark "The Essence of Clean Air." In addition, we have common law trademark protection for certain of our other trade names and service marks. We also intend to pursue copyrights for certain of our promotional and franchise training materials. While we believe our products are currently a unique implementation of filter and air purification components in the current market, our products are susceptible to duplication by utilizing current technology and components. Therefore, we do not believe any of our products are ultimately patentable and do not intend to apply for patent protection.

SUPPLIERS


    We purchase the supplies and materials used in our business from a number of vendors. As of June 30, 2000, our five principal vendors were Revcor, Glasfloss, Tele Tool, Lesson Motor and RSE, Inc. We purchase motors, fans, filters and plastic casings from these suppliers. If we experience production difficulties from any of our principal suppliers, alternative suppliers and vendors exist in the marketplace. We may, however, experience production delays to enable an alternative supplier sufficient time to produce supplies to our specifications. We do not expect any delays to be material based upon our policy to maintain inventory levels necessary to avoid production delays.


ESTIMATE OF RESEARCH AND DEVELOPMENT EXPENDITURES

    During fiscal years ending May 31, 1999 and 1998, we incurred various research and development expenditures of approximately $100,000 for each fiscal year. These expenditures included salaries, materials, finished units, travel and correspondence.

EMPLOYEES


    As of March 31, 2000, we had 17 employees including one part-time employee.


FISCAL YEAR

    Our fiscal year is from June 1 to May 31 of each year.

                               COMPANY PROPERTIES


    We maintain our executive offices at 15400 Knoll Trail, Suite 200, Dallas, Texas. We also maintain a warehouse facility located at 12561 Perimeter, Dallas, Texas and, as of January 2000, a retail store located in Addison, Texas. These facilities have a total of approximately 15,000 square feet and a total rental cost for fiscal year 1999 of $86,794. We are committed to our executive office lease until May 31, 2002, our warhouse lease until May 15, 2003 and our retail lease until January 1, 2005. We consider our facilities sufficient for our present and currently anticipated future operations and believe that these properties are adequately covered by insurance.


                                   LITIGATION


    On October 26, 1999, we were named as a defendant in a cause of action styled CARLO GAVAZZI INC. V. AIRTECH INTERNATIONAL CORPORATION AND AIRTECH INTERNATIONAL GROUP, INC., Cause No. 99-11101-D, County Court No. 4, Dallas County, Texas. The complaint alleges damages for our failure to pay invoices for goods shipped to us, goods not shipped to us and for raw materials. The plaintiffs are seeking damages of approximately $1,600,000. We have answered the complaint with affirmative defenses and denied all of the plaintiff's allegations. In addition, we have filed a cross-claim against the plaintiffs for damages of approximately $1,000,000. We have reached a settlement agreement in principle with the plaintiffs and have reserved the amount of $250,000 in our consolidated financial statements pending final settlement.



    In 1997, we were named as a defendant in a cause of action styled LLB REALTY, L.P.C. V. INTERACTIVE TECHNOLOGIES CORP., Cause No. MER-L-1535-97, in the Superior Court of New Jersey, Mercer County. The complaint alleges damages relating to a lease agreement entered into with the plaintiff's for office facilities in New Jersey. We never occupied the space based upon the plaintiff (lessor) failing to finish-out the space pursuant to our specifications. The complaint alleges damages of approximately $607,000 for remaining lease payments, finish-out costs and lost revenues. We have filed a counterclaim seeking damages in the amount of $400,000 under a capital lease obligation for equipment located in the New Jersey facility and contractually precluded from being removed from the facilities by the plaintiff (lessor). Although we are currently in negotiations for a favorable settlement relating to the complaint, the outcome of these negotiations is uncertain. We have established a reserve in our consolidated financial statements in the amount of $200,000 in anticipation of a settlement.



    On March 2, 2000, we were named as a defendant in a cause of action styled H.A.A., INC. V. AIRTECH INTERNATIONAL GROUP, INC., Cause No. 00CV-1603 (KMW), in the United States District Court for the Southern District of New York. The plaintiff is seeking the specific performance of an alleged contract providing for our sale to the plaintiff of 1,854,386 shares of our common stock for a cash purchase price of

$419,000. We intend to answer this complaint by denying all of the plaintiff's allegations and to vigorously defend against the plaintiff's claim for specific performance.



    We have been named as a defendant in a number of routine lawsuits arising in the ordinary course of our business. In some of these cases a judgment was rendered against us. We have answered these routine causes of action where appropriate, negotiated settlements where appropriate and agreed to a payment schedule with respect to others. We have fully reserved for these claims and causes of action in our consolidated financial statements in the aggregate amount of $62,000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

BACKGROUND AND GENERAL


    Based upon a review of our financial statements for the year ended May 31, 1999 and the recommendations of the SEC, we restated our financial statements for the year ended May 31, 1999 and the comparative period ended May 31, 1998. The reason for the restatement of our financial statements was to reflect the acquisition by Interactive Technologies Corporation, our predecessor in name, of all of the outstanding shares of common stock of Airtech International Corporation as a reverse merger as described below. Our restated annual statements are included with this prospectus. The quarterly financial statements for the period ended February 29, 2000 included with this prospectus also reflect the reverse merger treatment of our acquisition of Airtech Corporation.



    On May 31, 1998, Interactive Technologies acquired all of the outstanding shares of common stock of Airtech Corporation, which through its subsidiaries develops, manufactures and sells air purification products for commercial and individual use. The total purchase price of $22,937,760.00 for the stock acquisition was paid through the issuance of 10,500,000 shares of Interactive Technologies' common stock, 11,858,016 shares of Interactive Technologies' Series "A" Convertible Preferred Stock and $9,000,000.00 in principal amount of Interactive Technologies' Convertible 10% Debentures. The shares of common stock and preferred stock were valued at $0.625 per share. Our prior financial statements reflected the combination between Interactive Technologies and Airtech Corporation as a merger using the purchase method of accounting with Interactive Technologies as the acquiring entity for legal and financial accounting and reporting purposes. This treatment resulted in reflecting the combination of Interactive Technologies' assets and the purchase of the goodwill and intellectual properties of Airtech Corporation at the appraised fair market value of $22,937,960 with corresponding adjustments of shareholders' equity.



    Our restated annual statements included with this prospectus also reflect the merger between Interactive Technologies and Airtech Corporation utilizing the purchase method of accounting. Our restated annual statements, however, reflect the combination as a reverse merger with Airtech Corporation as the acquiring entity for accounting and reporting purposes and Interactive Technologies as the surviving entity for legal purposes. This reverse merger treatment follows the SEC recommendation and was required because all of our convertible securities issued in the acquisition of Airtech Corporation were converted into shares of Interactive Technologies common stock within two months following the acquisition. As a result, Interactive Technologies effectively issued shares of common stock for the outstanding shares of Airtech Corporation, with the stockholders of Airtech Corporation ultimately acquiring control of Interactive Technologies. For this reason, Airtech Corporation is considered the acquiring entity for purposes of our restated financial statements included with this prospectus. On October 16, 1998, we changed our name from Interactive Technologies Corporation to Airtech International Group, Inc.



    The reverse merger treatment required us to account for the purchased assets of Airtech Corporation for accounting purposes at cost as opposed to appraised fair market value. The result is a decrease of previously reported assets in our prior financial statements of approximately $23,000,000 and a decrease in net losses due to lower amortization costs, depreciation costs due to lower cost basis of assets and a lower write-off of discontinued assets, all of which are not reflected as assets in our restated financial statements.



    After conversion of our convertible securities issued in the acquisition of Airtech Corporation, the total number of outstanding shares of our common stock increased to approximately 50,000,000 shares. On October 5, 1998, our shareholders approved a one for five reverse stock split of our common stock which reduced the number of outstanding shares of common stock to approximately 10,000,000 shares. The reverse stock split was effective as of November 9, 1998. For purposes of our restated financial statements included with this prospectus and the following discussion and analysis, shareholders' equity has been restated to give recognition to the reverse stock split for the presented periods. This means that all references in the consolidated financial statements and the following discussion and analysis to number of shares, per share amounts, par values and stock option information are restated to give effect to the reverse stock split.



    After the acquisition of Airtech Corporation, we discontinued the original line of business of Interactive Technologies relating to television and interactive media programming, including its Rebate TV product. We discontinued these original lines of business to enable us to concentrate on the development, manufacture, distribution, and sale of the air purification products offered by Airtech Corporation and its subsidiaries. Effective May 31, 1999, we also discontinued the operation of our wholly owned subsidiary, McClesky Sales and Service, Inc. McClesky Sales was originally formed to integrate the distribution and sale of our air purification products with the heating, ventilation and air conditioning service business. We discontinued the operation of McClesky Sales based upon the incompatibility of the heating and air conditioning service business with our business of manufacturing and distributing high quality air purification products. Our cash expenses to discontinue the operations of McClesky Sales were minimal.



    On February 22, 2000, we entered into a securities purchase agreement with PK Investors LLC to raise up to $5,000,000 through the sale to PK Investors of up to $5,000,000 in principal amount of our 6% Convertible Debentures Due 2002 with attached warrants to purchase up to 500,000 shares of our common stock. Upon execution of the securities purchase agreement, PK Investors purchased $2,500,000 in principal amount of 6% Debentures with attached warrants to purchase 250,000 shares of common stock for a purchase price of $2,500,000. Under the terms of the securities purchase agreement, we also issued to PK Investors a Conditional Warrant to purchase the remaining $2,500,000 in principal amount of 6% Debentures and the remaining attached warrants to purchase 250,000 shares of our common stock for a purchase price of $2,500,000.



RESULTS OF OPERATIONS FOR THE YEAR ENDED MAY 31, 1999 COMPARED TO YEAR ENDED MAY
  31, 1998



    Our consolidated results of operations for the fiscal year ended May 31, 1999 represent the first year of operations after the reverse merger with Airtech Corporation. As described above, the combination of Interactive Technologies, our predecessor in name, and Airtech Corporation was accounted for as a reverse merger with Airtech Corporation treated as the acquiring entity for financial reporting purposes and Interactive Technologies as the surviving legal entity. Therefore, the results of operations are a comparison of our combined consolidated operations, including Airtech Corporation and its subsidiaries, for fiscal year 1999 to only the results of operations of Airtech Corporation and its subsidiaries for the fiscal year 1998. As a result of the reverse merger between Interactive Technologies and Airtech Corporation, we are the surviving legal entity under the name Airtech International Group, Inc.


    REVENUES


    Our consolidated total revenues decreased approximately $96,030.00 from $1,126,499 in 1998 to $1,030,467 in 1999. This 8.5% decrease is comprised of the following: product sales of the discontinued service line of our subsidiary McCleskey Sales decreased $420,000 from $832,027 in 1998 to $412,027 in 1999 primarily due to the cessation of that business; and product sales from our air purification products increased $179,963 in 1999 to $389,442. The combined effect of these two components of our product sales resulted in a $241,560 reduction in total sales. Franchise fees increased from the sale of 8 franchises in 1998 to 20 franchises in 1999, which accounted for the $144,500 increase in franchise fees in 1999 from the $84,500 in franchise fees for 1998. As explained in Footnote 1, Summary of Significant Accounting Policies; Revenue Recognition of the Notes to Financial Statements, we have recorded cumulative deferred franchise fee income of $400,000, as Current (portion) and Notes Receivable for the year ended May 31, 1999. We discontinued the service line of McClesky Sales due to sustained losses and low sales margins, limited geographical service reach and our desire to focus exclusively on the air filtration and purification business.

    COSTS AND EXPENSES


    Cost of sales increased $95,542 or 17% to $664,356 for 1999 as compared to $568,814 for 1998. This increase is due to two primary reasons. First, the discontinuance of the McClesky Sales line of business, for which we recognized additional close out expenses due to this discontinuance. The discontinuance resulted in cost of sales for McClesky Sales of more than 100% of sales or $420,000 for 1999, compared to 55% of sales or $465,000 for 1998. Second, the cost of sales for the continuing operations increased from $103,814 or 50% of sales in 1998 to $244,356 or 62% of sales for 1999. This increase in percentage cost of sales was due to outsourcing the manufacturing at a higher cost of many components which we previously manufactured, lower gross sales prices than anticipated due to our desire to increase market share, fewer sales thus not fully utilizing the manufacturing facility and lower production runs with consequential higher costs.



    Salaries and wages increased $802,342 from $514,734 in 1998 to $1,317,076 in 1999. This increase is the result of many factors including higher commissions on sales of our products, franchises, and financing activities of $873,000, including incentive stock bonuses to key personnel. The combination of these items represented approximately $300,000 of the increase in 1999 from 1998 in salaries and wages. We also employed additional personnel in 1999 due to the merger with Airtech Corporation and the discontinued McClesky Sales division which accounted for $364,667 of the increase in salaries and wages in 1999. The increase is also due to an additional $208,333 in accrued but unpaid wages to our president and chief executive officer in 1999 as compared to 1998. As explained below, the two officers waived the wage payments under their respective employment agreements during 1998. In January 1999, our Board of Directors elected to accrue the full amount of the wages in 1999. The total accrued for this period in salaries and wages of $208,333 and in deferred officer wages of $791,667 totaled $1,000,000 for 1999 compared to $0 in 1998. The deferred officer wages increased from $0 in 1998 to $791,667 in 1999. We did not accrue the deferred wages of the president and chief executive officer in 1998 of $500,000 and for the first six months of 1999 of $291,667 and did not pay these accrued wages in cash in 1999. Instead, our Board of Directors issued 1,583,334 shares of restricted common stock as compensation for the 18 months of deferred wages. We did not accrue the wages in 1998 because the officers waived their right to be paid. Our Board of Directors decided in January 1999 to pay the wages previously waived by issuing restricted common stock for that amount. In summary, the total increase in expenses for salaries and wages of $802,342 and the increase in deferred officer wages of $791,667 in aggregate totaling $1,594,009 is due primarily to the officer wage accruals of $1,000,000.



    Advertising costs decreased $34,358 to $42,082 for 1999. This is a 55% decrease in costs. We measure advertising as a percentage of product sales. Our goal is an advertising cost of approximately 4% to 6% of product sales. For 1998, the expense ratio was 36% and 11% for 1999. The percentages are higher for 1998 due to start up advertising costs in 1998 and lower sales for 1999. This fluctuation is also due to the cash deficit we experienced in 1999.



    Depreciation and Amortization increased $26,191 for the year 1999 compared to $103,743 for 1998. This increase is due to greater amortization of our discontinued product lines which was partially offset by the decrease in depreciation of assets no longer valued in our financial statements.



    General and administrative expenses increased $951,195 for the year 1999 from $727,580 in 1998. This increase is due to a $250,000 increase from prior years in legal contingencies an additional $300,000 in services of outside consultants, such as investment banking and a $400,000 write-off of licensing fees.



    Interest expense of $135,288 in 1999 is $129,429 higher than 1998 primarily due to the $112,500 in interest expense for the two months that the 10% Debentures issued in the reverse merger with Airtech Corporation were outstanding which were not outstanding in 1998.



    We also wrote off the asset investment in the discontinued subsidiary, McClesky Sales, of $582,750 in 1999 as a loss on impairment of goodwill. There was no comparable write-off in 1998.

    The net result is that the loss per share of common stock (basic and diluted) was ($0.32) for 1998 and ($0.41) for 1999. This is a 28% increase in loss per share. The average number of shares of our common stock increased over the period such that the losses per share are not comparable. Overall the net loss increased from ($870,671) in 1998 to a loss of ($4,311,459) in 1999.


    CAPITAL EXPENDITURES


    We do not have any large capital expenditures planned for fiscal years 2000 or 2001. We are proposing a product design change to include a plastic casing design for two of our products which will require approximately $400,000 in capital expenditures. The final decision, however, to change the product design will be based on estimated sales of the products which will enable us to recover the capital expenditures within nine to twelve months. Any minor capital expenditures will be met with cash on hand. In the event our product sales increase beyond current manufacturing capacities, then additional capital expenditures will be required to increase production capacity. We anticipate, however, that any additional capital expenditures to increase production capacity would not exceed $500,000. These capital expenditures would also be offset by increased product sales which would create the need to increase production.



    RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED FEBRUARY 29, 2000 COMPARED
     TO NINE MONTHS ENDED FEBRUARY 28, 1999



    Our consolidated revenues increased $19,888 to $779,474 for the nine months ended February 29, 2000 compared to $759,586 for the prior nine month period. Revenues include the sales of air purification products which increased $329,474 to $604,474 for the nine months compared to the prior period. Our subsidiary, McCleskey Sales, was discontinued by May 31, 1999, therefore, the $400,000 of sales for this subsidiary for fiscal 1999 has no corresponding revenue for fiscal year 2000. Sale of franchises increased $90,000 over the prior nine-month period. We sold five fewer franchises for the nine months ended February 29, 2000 compared to the prior period. This reduction in the number of franchises sold was the result of our decision to discontinue the marketing of our commercial products through franchises. We now focus on the sale of our commercial products through manufacturer's representatives and direct sales from our corporate office. The reduction in the number of franchises sold was offset by the sale of one franchise for $100,000.



    Cost of sales increased only $55,751 even though sales of product and services increased $419,888. This increase is $80,000 higher due to a write-off of obsolete inventory in the 1999 period, increasing cost of sales by $80,000. The cost of sales for the nine months ended February 29, 2000 is 85% of product sales. This higher cost percentage is due to our liquidity problems during the period which forced smaller production runs and higher costs for raw materials. The purchase by PK Investors in February 2000 of $2,500,000 of our 6% Debentures eliminated our prior liquidity problems. We believe our existing liquidity is sufficient to avoid during fiscal year 2001 the liquidity problems we experienced during the nine month period ended February 29, 2000.



    General and administrative expenses decreased $1,210,875 in comparing the two nine month periods. This decrease is offset by the increase in salaries and wages of $901,729 for an overall decrease in costs for both general and administrative and wages of $309,146. The prior year's period reflected deferred compensation costs of $600,000 that has no comparison in the current period. The primary reason for this increase is the consulting fees of $350,000 paid in connection with the recent $5,000,000 sale of our 6% Debentures in February, 2000.



    Interest expense decreased $140,000 due to the conversion of our 10% Debentures to common stock in the first quarter of 1999 relating to the merger between Interactive Technologies and Airtech Corporation. There is no comparable expense in the current nine-month period. The $2,500,000 sale in principal amount of our 6% Debentures was not consummated until February 23, 2000 and therefore the interest accrual at February 29, 2000 is minimal.

    The results of operations for the nine months ended February 29, 2000 reflect a decrease in losses from $1,247,582 to a loss of $848,345. Product sales show an increased trend, after removing the discontinued operations sales in the service sector. The combined general and administrative expenses and wages and salaries also decreased $299,170. The consulting fees for the February 23, 2000 sale of our 6% Debentures and the prior period deferred compensation accrual account for the difference in general and administrative expense.


LIQUIDITY AND CAPITAL RESOURCES FOR THE YEAR ENDED MAY 31, 1999


    For fiscal year 1998, we increased our cash position by $125,967. This increase was due to cash adjustments to losses from operations of $870,671, including, depreciation and amortization of $103,743, stock payments of $169,475 to employees and consultants, and a reduction in receivables of $18,866. These cash adjustments were further offset by the cash received from our financing activities totaling $620,630. For fiscal year 1999, this trend continued at a high level. Losses from operations of $4,311,459 decreased cash by $84,036. This decrease originated from losses from operations of $4,311,459 reduced by cash adjustments, including, depreciation and amortization and impairment (write-off) of goodwill of $1,123,684. Losses from operations were further reduced by stock payments of $1,129,593 to employees and consultants instead of cash and $1,089,401 representing increases in payables and accrued expenses. Finally, proceeds from financing activities added an additional $873,139 in cash during fiscal year 1999. In summary, our cash needs were met in fiscal years 1998 and 1999 by means other than operations. For fiscal years 2000 and 2001, we are seeking to reverse this trend because increasing payables and accrued expenses have reduced our purchasing capabilities to cash purchases. Decreases in our cash also results in lower gross margins as the cost of reduced production increases marginal costs.



    During fiscal years 2000 and 2001, we intend to focus on the production, marketing and sale of our existing line of air purification products, including the pursuit of Medicare acceptance of our Medicare Model 950 Unit and increased promotion of our franchise program. For this reason, we do not project significant expenditures during fiscal year 2000 on our products which are in the research and development stage. We believe our existing product line is sufficient to sustain our future sales growth. If we do not receive Medicare approval of our Medicare 950, we intend to actively pursue the marketing of this unit through private insurance companies and health care providers.


LIQUIDITY AND CAPITAL RESOURCES FOR THE NINE MONTHS ENDED FEBRUARY 29, 2000


    We reflected a continued liquidity problem during the nine months ended February 29, 2000. Purchases from our material vendors were predominantly on a cash basis, however, our vendors did not force payment on past due bills. Our only available means of liquidity during the period was the increased use of our common stock as payments for services. In February 2000, we sold $2,500,000 in principal amount of our 6% Debentures which increased our liquidity to meet our cash needs for inventory and product sales.



    We expect to have sufficient funds necessary to finance the manufacture, distribution and sale of our products including management and advertising support for the remainder of fiscal year 2000 and fiscal year 2001. At
March 31, 2000, we had a cash balance of approximately $2,300,000. We expect that our funds to sustain our continued operations will be provided by our current cash combined with internal and external sources of funds.



    Our goal is to sell 50 to 100 franchises to qualified entities and individuals during fiscal years 2000 and 2001. We expect to sell these franchises for $25,000 per sale plus up to $25,000 in inventory per sale. As of June 30, 2000, we have sold two franchises, however, our sale efforts are only three months in process. Our estimated franchise sales are based upon our good faith estimate of the market for our franchises. We cannot assure you that our franchise sales will meet our goals. If we sell 75 new franchises, which is the average of our projected goal, we will generate approximately $1,875,000 in franchise sales.

    We also expect sales of our products to increase in fiscal years 2000 and 2001. For the nine months ended February 29, 2000, our product sales were approximately $631,867 compared to sales of our products for the year ended
May 31, 1999 of $618,442. This trend indicates that during the first nine months of fiscal year 2000 we have equaled our product sales for the entire fiscal year ended May 31, 1999. Although we believe our sales represent a positive trend, we cannot assure you that this positive trend will continue.



    If our current cash and revenues from franchise and product sales are insufficient to fund our continued growth, we will rely on our external funding sources to provide continued liquidity. As of February 29, 2000, we increased cash from financing activities by approximately $3,050,000. This amount includes $2,500,000 from the sale of our 6% Debentures with 250,000 attached warrants to PK Investors, approximately $350,000 in sales of our 12% Debentures to private investors and approximately $200,000 from private placements of our common stock. Under our agreement with PK Investors, they may exercise a Conditional Warrant to purchase an additional $2,500,000 in principal amount of our 6% Debentures with 250,000 attached warrants. PK Investors may exercise the conditional warrant at any time prior to December 22, 2000. Although we believe PK Investors is committed to providing additional funds to us by exercising the conditional warrant, we cannot assure you that PK Investors will exercise the warrant.



    The $2,500,000 in principal amount of 6% Debentures held by PK Investors includes attached warrants to purchase 250,000 shares of our common stock. In addition, if PK Investors exercises its Conditional Warrant to purchase an additional $2,500,000 in principal amount of our 6% Debentures they will receive additional warrants to purchase 250,000 shares of our common stock. If PK Investors exercises all 500,000 warrants to purchase our common stock, we could receive up to $1,300,000 in cash from the exercise. The warrants currently held by PK Investors and any additional warrants acquired by PK Investors through additional purchases of our 6% Debentures expire on February 22, 2005. We cannot assure you that PK Investors will exercise any warrants in the future.



    We are currently in negotiations with a group of private investors to purchase up to $650,000 in principal amount of our 12% Debentures. As of March 31, 2000, we had previously sold $350,000 in principal amount of 12% Debentures to private investors. We cannot assure you that we will be successful in our efforts to sell our 12% Debentures.



    We do not have a large capital expenditures program planned for fiscal years 2000 and 2001. Therefore, we believe our projected increase in franchise and product sales combined with funds generated from external financing sources will be sufficient to offset any cash losses from operations. If our product and franchise sales and funds from our external sources are insufficient to maintain operations, the resulting lack of capital could force us to substantially curtail or cease our operations. Any curtailment of operations would have a material adverse effect on our ability to manufacture and distribute our products and our profitability.


YEAR 2000 COMPLIANCE


    Prior to the end of calendar year 2000, we addressed the "Year 2000 Problem" and expended $15,000 to upgrade our existing automated computer system. As a result of these expenditures, we have determined that our automated computer systems are now "Y2K Compliant." As of April 1, 2000, we have not experienced any problems with our automated computer systems related to the "Year 2000 Problem." Based upon this experience, we expect any future costs to maintain "Y2K Compliance" to be minimal.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS


    The following table includes the names, ages and positions of our directors and executive officers as of June 30, 2000. A summary of the background and experience of each of these individuals immediately follows the table.


    The directors are:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
C J Comu..................................     39      Chairman
John Potter...............................     57      Director
R. John Harris............................     49      Director
Dr. Andrew Welch, M.D.....................     55      Director
Robert Galvan.............................     52      Director

    The executive officer and other officers are:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
C J Comu..................................     39      Chief Executive Officer
John Potter...............................     57      President
                                                       Chief Financial Officer and General
James R. Halter...........................     50      Counsel
R. John Harris............................     49      Chief Operating Officer


    C J COMU. Mr. Comu has served as our CEO, chairman and a director since May 1998. Mr. Comu was a co-founder, CEO and chairman of Airtech International Corporation, our wholly-owned subsidiary, since its formation in 1995. In January 1994, Mr. Comu co-founded Transworld Leasing Corporation with Mr. John Potter, also a director and executive officer, which provided financing and marketing expertise to the medical, computer and corporate sector prior to the formation of Airtech International Corporation.



    JOHN POTTER. Mr. Potter has served as our president and a director since February 1998. Mr. Potter was the co-founder, president and a director of Airtech International Corporation, our wholly-owned subsidiary, since its formation in 1995. In January 1994, Mr. Potter co-founded Transworld Leasing Corporation with Mr. C J Comu, also a director and executive officer, which provided financing and marketing expertise to the medical, computer and corporate sector prior to the formation of Airtech International Corporation. Prior to beginning his business career, Mr. Potter was an officer in the US Army.



    JAMES R. HALTER. Mr. Halter has served as our chief financial officer and general counsel since October, 1999. Mr. Halter earned a Masters in Business Administration from the State University of New York at Buffalo in 1977, and a Juris Doctorate from Case Western Reserve University in 1999. Mr. Halter has been a Certified Public Accountant since 1975. From January 1990 to October 1999, Mr. Halter owned his own tax and business consulting practice. Concurrently, from September 1996 to January 1999, Mr. Halter attended and received his juris doctor degree from Case Western Reserve University School of Law in Cleveland, Ohio.



    R. JOHN HARRIS. Mr. Harris has served as our chief operating officer since February 2000 and as a director since November 1999. Mr. Harris served as Chief Administrative Officer of Integrated Concepts, Inc. from June 1998 to October 1999 and as Chief Executive Officer of PreventCo Inc. from June 1996 to May 1998. Mr. Harris also served as Vice President and Medical Director of Airtech International Corporation from May 1994 to May 1996. Prior to 1994, Mr. Harris spent twenty years in various senior management capacities, and as an international consultant, in the field of acute medical/surgical hospital administration for leading hospital management companies such as Hospital Corporation of America and

Hospital Management Professionals. Mr. Harris holds a Bachelors of Science degree from Oregon State University and a Masters of Hospital Administration from the University of Alabama.



    DR. ANDREW WELCH, M.D. Dr. Welch has served as a director since November 1999. From 1979 to the present, Dr. Welch has practiced orthopedic surgery for the Southwest Orthopedic and Sports Medicine Clinic located in Las Vegas, Nevada of which he is the president and owner.



    ROBERT GALVAN. Mr. Galvan has served as a director since November 1999. Since November 1999, Mr. Galvan has also served as the Associate Dean of the University of North Texas Health Science College, Fort Worth, Texas. From November 1998 to November 1999, Mr. Galvan served as the Director of Health for the City of Fort Worth, Texas. Mr. Galvan also served as the Director of Health and Community Development for the City of Plano, Texas from 1992 to October 1998.



    Our directors receive no cash compensation for their services as directors. Our policy is to reimburse non-employee directors for expenses actually incurred in connection with attending meetings of our Board of Directors. Directors and executive officers are also eligible for stock and option grants under our stock option plans as determined by our Board of Directors.

                             EXECUTIVE COMPENSATION


    The following table sets forth the cash and other compensation we paid during the last three fiscal years to our chief executive officer, president and other individuals who served as executive officers and whose total compensation was $100,000 or more.


                         LONG TERM COMPENSATION AWARDS
                              ANNUAL COMPENSATION

                                                                                                         LONG TERM
                                                                                                    COMPENSATION AWARDS
                                                                  ANNUAL COMPENSATION             -----------------------
                                                        ---------------------------------------   RESTRICTED   SECURITIES
                                              FISCAL      OTHER ANNUAL                              STOCK      UNDERLYING
NAME AND PRINCIPAL POSITION                    YEAR     COMPENSATION(6)     SALARY      BONUS       AWARDS      OPTIONS
---------------------------                  --------   ----------------   ---------   --------   ----------   ----------
C J Comu, CEO, Chairman....................  1999           $ 46,875         $  0        $  0      $424,334    941,667(2)
                                             1998(1)               0            0           0
                                             1997(1)         297,072            0           0

John Potter, President.....................  1999             46,875            0           0       424,334    941,667(3)
                                             1998(1)               0            0           0
                                             1997(1)         294,178            0           0

Darrell R. Jolley, CFO.....................  1999             58,333            0           0        12,500     25,000(4)

Douglas S. Keane, President of Airsopure,    1999             77,500            0           0        12,500     25,000(5)
  Inc......................................  1998(1)          62,917            0           0
                                             1997(1)          18,750            0           0

------------------------------


(1) Disclosure is made of named executive officers of our subsidiary, Airtech International Corporation, for fiscal years 1998 and 1997 for positions substantially similar to positions held in employment by us for fiscal year 1999.



(2) Mr. Comu received 791,667 shares of restricted common stock in fiscal year 1999 for deferred wages of $250,000 per year for the period from June 1, 1997 through December 31, 1998, the fair value of which shares was $395,834 on the date of grant, January 31, 1999. He received 150,000 shares of common stock under an S-8 Registration Statement as additional compensation in fiscal year 1999, the fair value of which was $28,500 at the date of grant, December 31, 1998. All of these shares were fully vested on the date of grant. None of the shares are entitled to dividends.



(3) Mr. Potter received 791,667 shares of restricted common stock in fiscal year 1999 for deferred wages of $250,000 for the period from June 1, 1997 through December 31, 1998, the fair value of which shares was $395,834 on the date of grant, January 31, 1999. He also received 150,000 shares of common stock under an S-8 Registration Statement as additional compensation in fiscal year 1999, the fair value of which was $28,500 at the date of grant, December 31, 1998. All of these shares were fully vested on the date of grant. None of the shares are entitled to dividends.



(4) Mr. Jolley received 25,000 shares of common stock under an S-8 Registration Statement as additional compensation earned in fiscal year 1999, the fair value of which was $12,500 at the date of grant, June 16, 1999.



(5) Mr. Keane received 25,000 shares of common stock under an S-8 Registration Statement as additional compensation earned in fiscal year 1999, the fair value of which was $12,500 at the date of grant, June 16, 1999.



(6) See terms of employment agreements for Mr. Comu and Mr. Potter under the section titled "Employment Agreements."



    The following table sets forth (a) the number of shares underlying options granted to each named executive officer during fiscal year 1999, (b) the percentage that the grant represents of the total number of options granted to all employees during fiscal year 1999, (c) the per share exercise price of each option and (d) the expiration date of each option.


                                                   % OF TOTAL OPTIONS /
                            NUMBER OF SECURITIES     SAR'S GRANTED TO
                            UNDERLYING OPTIONS /        EMPLOYEES         EXERCISE PRICE      EXPIRATION
NAME                           SAR'S GRANTED          IN FISCAL YEAR        ($/SHARE)            DATE
----                        --------------------   --------------------   --------------   -----------------
C J Comu..................       150,000                   21.9%               $0.50       October 31, 2001
John Potter...............       150,000                   21.9%               $0.50       October 31, 2001
Darrell R. Jolley.........       135,000(1)                19.7%               $0.60       October 31, 2008
Douglas S. Keane..........       250,000(2)                36.5%               $0.11       December 31, 2008

------------------------


(1) Of the options granted to Mr. Jolley 45,000 vested on November 1, 1998. Mr. Jolley is no longer employed by us and the remaining options lapsed in September 1999.



(2) Of the options granted to Mr. Keane 100,000 vested on January 1, 1999. Mr. Keane is no longer employed by us and the remaining options lapsed in November 1999.



    Set forth in the following table is information, with respect to each named executive officer, as to (a) the number of shares acquired during fiscal year 1999 upon each exercise of options granted to each individual, (b) the aggregate value realized upon each exercise which is the difference between the market value of the shares at exercise and their exercise price, (c) the total number of unexercised options held on May 31, 1999, separately identified between those exercisable and those not exercisable and (d) the aggregate value of in-the-money, unexercised options held on May 31, 1999, separately identified between those exercisable and those not exercisable.


                                                       NUMBER OF SECURITIES
                             SHARES                   UNDERLYING UNEXERCISED     VALUE OF EXERCISED OPTIONS AT
                           ACQUIRED ON    VALUE     OPTIONS AT FISCAL YEAR-END   FISCAL YEAR-END EXERCISABLE/
NAME                        EXERCISE     RECEIVED   EXERCISABLE/UNEXERCISABLE          UNEXERCISABLE(1)
----                       -----------   --------   --------------------------   -----------------------------
C J Comu.................      -0-         -0-              150,000 / 0                   $     0 / $0
John Potter..............      -0-         -0-              150,000 / 0                   $     0 / $0
Darrell R. Jolley(2).....      -0-         -0-               45,000 / 0                   $     0 / $0
Douglas S. Keane(2)......      -0-         -0-              100,000 / 0                   $11,000 / $0

------------------------


(1) The value is calculated based on the aggregate amount of the excess of $0.39 which is the closing sale price per share for the common stock on May 31, 1999 over the relevant exercise price(s).



(2) Effective September 1999, Mr. Jolley and effective November 1999 Mr. Keane were no longer employed by us.


EMPLOYMENT AGREEMENTS


    We have ten (10) year employment contracts with C J Comu and John Potter for annual compensation of $250,000 each, terminating May 31, 2008. Under the terms of these contracts and agreements between our Board of Directors, Mr. Comu and Mr. Potter, these contracts are funded on a cash basis at such time as we are in a financial position to pay the salaries under these contracts. Unpaid compensation under these contracts, dating from June 1, 1997 through December 31, 1998, was paid to Mr. Comu and Mr. Potter effective January 31, 1999 through the issuance to each of them of 791,667 shares of our restricted common stock. Effective January 15, 1999, Mr. Comu and Mr. Potter began receiving cash compensation under the agreements at an annual rate of $125,000 each when cash was available. The remainder of the amounts due each officer under their contracts will be converted to our restricted common stock during fiscal year 2000. Effective June 1, 1999, Mr. Comu and Mr. Potter have further agreed with our Board of Directors to reduce compensation to $125,000.

COMPANY STOCK PLANS


    EMPLOYEE STOCK PLANS. Our Board of Directors periodically establishes employee stock grant plans under which unrestricted shares of our common stock are issued and granted to certain employees, management and consultants for performance rewards or services rendered. The terms and conditions of stock grants under the Stock Plans are within the sole discretion of our Board of Directors. We do not have formal written plans and all issuances of shares of common stock under our stock plans are made pursuant to Registration Statements on Form S-8 filed by us from time to time with the SEC.



    On June 9, 1998, we filed a Form S-8 Registration Statement registering 160,000 shares of our common stock. Through July 30, 1998, we issued 56,002 shares of common stock to consultants and 103,998 shares to employees. The shares of common stock issued were accounted for as consulting services and employee wages. As of March 23, 2000, all of the shares registered under the Form S-8 Registration Statement were issued under the stock plans.



    On November 12, 1998, we filed a Form S-8 Registration Statement registering 800,000 shares of our common stock. Through July 30, 1999, we issued 261,009 shares of common stock to consultants and 538,991 shares to employees. The shares of common stock issued were accounted for as consulting services and employee wages. As of March 23, 2000, all of the shares registered under the Form S-8 Registration Statement were issued under the stock plans.



    On July 30, 1999, we filed a Form S-8 Registration Statement registering 900,000 shares of our common stock, all of which were issued as of March 23, 2000 under the stock plans. The shares of common stock were accounted for as consulting services and employee wages.



    2000 KEY EMPLOYEE OPTION PLAN. Effective May 31, 1999, our Board of Directors adopted the Airtech International Group 2000 Key Employee Option Plan in order to motivate our qualified employees to assist us in retaining employees and to align the interest of key employees with those of our shareholders. The 2000 Option Plan is authorized for key employees including the chief executive officer, president, chief financial officer, vice president franchising, vice president production, and vice president finance. The 2000 Option Plan provides for the grant of "incentive stock options" and "non-qualified stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986. The approval authorized the issuance of a maximum of 1,000,000 shares of our common stock subject to the options, with a range of exercise prices from $0.25 to $2.50 per share, vesting over a two to three year period and expiring ten (10) years from the date of grant. Our Board of Directors expects to grant option agreements during fiscal year 2000 to the key employees specifying the respective number of options, vesting periods, exercise prices and incentives, if any. On November 11, 1999, we filed a Form S-8 Registration Statement for 900,000 shares of our common stock issuable with respect to options granted under the 2000 Option Plan. As of March 23, 2000, no options had been granted under the 2000 Option Plan.


INDEMNIFICATION


    Wyoming Corporation Law provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another corporation may be provided by the corporation. Our Certificate of Incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty except, pursuant to the limitations of the Wyoming Corporation Law, (i) for any breach of their fiduciary duty except, pursuant to the limitations of our directors for monetary damages resulting from breaches of their fiduciary duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) Wyoming Corporation law, or any amendatory or successor provisions thereto, or
(iv) with respect to any transaction from which the director derived an improper personal benefit. Our By-Laws provide indemnification to directors, officers, employees and agents, including against claims brought under state or Federal Securities laws, to the full extent allowable under Wyoming law. We have also entered into indemnification agreements with our directors and executive officer providing, among other things, that we will provide defense cost against any such claim, subject to reimbursement in certain events.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth, as of June 30, 2000, certain information concerning the beneficial ownership of each class of our voting stock held by
(i) each beneficial owner of 5% or more of our voting stock, based on reports filed with the SEC and certain other information; (ii) each of our executive officers and (iii) all executive officers and directors as a group:


                                                   AMOUNT AND NATURE OF
                                                        BENEFICIAL            PERCENT OF COMMON STOCK
NAME AND ADDRESS(1)                            OWNERSHIP OF COMMON STOCK(2)        OWNERSHIP(3)
-------------------                            ----------------------------   -----------------------
C J Comu.....................................          1,768,864(4)                      8.7%
John Potter..................................          1,613,881(5)                      7.9%
Robert Galvan................................            100,000                           *
James R. Halter..............................            135,193                           *
Dr. Andrew Welch, M.D........................            243,382(6)                      1.2%
R. John Harris...............................            100,000                           *
Officers and Directors as a Group (6
  persons)...................................          3,958,320(7)                     19.4%

------------------------

*   Less than 1%


(1) The address of each director, officer and principal stockholder is c/o Airtech International Group, Inc., 15400 Knoll Trail, Suite 200, Dallas, TX 75248.



(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined upon the exercise of options, warrants or convertible securities.



(3) Each beneficial owner's percentage ownership is determined by assuming that stock options and warrants that are held by that person (but not those held by any other person) and which are exercisable within 60 days from the date on which beneficial ownership is to be determined have been exercised.



(4) Represents 1,368,864 shares of common stock owned directly. Also represents 150,000 shares owned pursuant to warrants to purchase shares of common stock at $0.50 per share and 250,000 shares owned pursuant to options to purchase shares of common stock at $0.25 per share, all of which are exercisable within 60 days. Does not include 211,340 shares of common stock owned by Mr. Comu's relatives, Sevim Comu and Cem Comu, of which Mr. Comu disclaims beneficial ownership.



(5) Represents 1,213,881 shares of common stock owned directly. Also represents 150,000 shares owned pursuant to warrants to purchase shares of common stock at $0.50 per share and 250,000 shares owned pursuant to options to purchase shares of common stock at $0.25 per share, all of which are exercisable within 60 days. Does not include 432,492 shares of common stock owned by Mr. Potter's relatives, Susan Potter and John Garth Potter, of which Mr. Potter disclaims beneficial ownership.



(6) Represents 100,000 shares of common stock owned directly and 140,382 shares owned by the Welch Family Partnership, L.P. of which Mr. Welch may be deemed the beneficial owner.


(7) See notes 4, 5 and 6.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    During fiscal 1999 and 1998, our chief executive officer advanced cash to us totaling $100,000 and our president advanced cash to us totaling $186,000. We have agreed to repay these advances as cash was available or by issuing its common stock at various times as well as to pay 15% interest on the outstanding balance. As of May 31, 1999 and 1998, we owed $216,488 to our chief executive officer and $123,900 to our president, on advances from each officer, including accrued interest.



    Peter Kertes, one of our principal stockholders during fiscal year 1999, is the President of EquitNet.Com, a weekly investor newsletter. Mr. Kertes provided us with a market research analysis dated July 6, 1999 of our common stock for which he was compensated $3,500 in cash and issued 17,500 shares of common stock. We also signed an agreement with Mr. Kertes to provide investment banking services to us. Mr Kertes was compensated by the issuance of 29,600 shares of our common stock. In March 2000, the agreement with Mr. Kertes was renewed and extended to August 31, 2001. As of March 23, 2000, Mr. Kertes owned 2.9% of our outstanding shares of our common stock.



    Dr. Andrew Welch, M.D., one of our directors, is the managing partner of Aircare, LLC, a franchisee of our wholly-owned subsidiary, Airsopure, Inc., for Las Vegas, Nevada. For the nine months ended February 29, 2000, Aircare, LLC purchased from us $164,828 of our air purification products at the wholesale price available to our other distributors. As of March 23, 2000, Aircare, LLC owes us $73,035 of this amount.



    We believe that the terms of the above described transactions are fair and similar to or better than the terms we could have obtained from arms length negotiations with third parties.



    On April 4, 2000, the Insider, Inc. and The Insider Review published a research report relating to our business and the market for our common stock. Mr. Patrick Comer is the president of The Insider and The Insider Review. The Insider publishes various research reports emphasizing micro-cap companies with high growth potential. The Insider Review is an Internet-based weekly newsletter which may be accessed at theinsiderreview.com. We paid The Insider $3,000 in cash and issued The Insider 10,000 shares of our common stock for its efforts in researching and presenting the information contained in the research report. Our payments to The Insider are disclosed at the end of the research report in compliance with Section 17(b) of the Securities Act. Section 17(b) requires disclosure of the consideration received by any person from an issuer for communications describing the securities of the issuer. We are not now, nor have we been in the past, an affiliate of Mr. Comer, The Insider or The Insider Review. Except for the payments paid to The Insider in April for the research report, we have not paid any consideration for any other services provided by Mr. Comer, The Insider, The Insider Review or their affiliates.


     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION


    Our shares of common stock were traded on the National Association of Securities Dealers Automated Quotation Systems (NASDAQ) SmallCapMarket under the symbol "ITNL" until October 23, 1997. Following a rule change by NASDAQ for qualifying for a SmallCapMarket listing it was determined that we were no longer eligible for a listing. Since October 23, 1997, our shares of common stock have been traded in the "over-the-counter" or "Bulletin Board" market. We changed our symbol from "ITNL" to

"AIRG" on November 30, 1998. High and low sales prices for the quarters of fiscal year 1998 and 1999 were:


                                  HIGH       LOW
                                --------   --------
Fiscal Year 2000
  3rd Quarter.................   $3.53      $0.60
  2nd Quarter.................    0.90       0.25
  1st Quarter.................    0.75      0.125
Fiscal Year 1999
  4th Quarter.................   $0.56      $0.12
  3rd Quarter.................    1.03       0.14
  2nd Quarter.................    1.50       0.47
  1st Quarter.................    3.28       0.63
Fiscal Year 1998
  4th Quarter.................   $3.13      $1.09
  3rd Quarter.................    3.13       1.25     Bulletin Board
  2nd Quarter.................    5.16       1.25
  1st Quarter.................    6.41       3.75     Small Cap Mkt

NUMBER OF SHAREHOLDERS AND TOTAL OUTSTANDING SHARES



    As of June 30, 2000, there were approximately 1,214 holders of record of our common stock and we had approximately 20,364,417 shares issued and outstanding.


DIVIDENDS


    We have paid no dividends on our shares of common stock and we have no current intentions to pay dividends on our shares of common stock in the future. Holders of our Series "M" Convertible Preferred Stock have a preferred dividend right to receive quarterly dividend distributions equal to 4.57% of the gross revenues generated from sales of our Series 950 unit until May 31, 2001. Except for required dividend payments on the Series "M" Convertible Preferred Stock, we intend to retain any future earnings for reinvestment in our business. As of March 31, 2000, no dividends have been paid on the Series "M" Convertible Preferred Stock. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors. As of January 1, 2000, we terminated our offering of Series "M" Convertible Preferred Stock and do not intend to offer any additional shares in the future.


                           DESCRIPTION OF SECURITIES


    We have summarized below the material provisions of our Articles of Incorporation, Bylaws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See "Where To Find Additional Information" for information about how to obtain a copy of the documents we refer to in this section.


AUTHORIZED CAPITAL STOCK

    Under our Articles of Incorporation, we are authorized to issue up to 70 million shares of stock consisting of the following:

    - 50 million shares of Common Stock

    - 20 million shares of Preferred Stock

COMMON STOCK


    Shares of our common stock are not redeemable, do not have any conversion rights and are not subject to call. Holders of shares of our common stock have no preemptive, redemption, conversion or other subscription rights and are entitled to one vote per share on any matter submitted to a vote of our shareholders. Cumulative voting is prohibited in the election of directors. This means that the holders of a majority of the outstanding shares of common stock, voting for the election of directors, can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of shares of common stock are entitled to receive dividends, if any, as and when declared from time to time by our Board of Directors, out of legally available funds, but subject to the prior payment of dividends to the holders of any outstanding shares of preferred stock. Subject to the rights of the holders of preferred stock, if any, upon liquidation dissolution or winding up of our affairs, the holders of shares of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of all shares of our common stock. The shares of our common stock currently outstanding are validly issued, fully paid and nonassessable.


PREFERRED STOCK


    Our Articles of Incorporation authorize our Board of Directors to issue up to 20,000,000 shares of preferred stock, $0.01 par value per share. We may issue the preferred stock may be issued in one or more classes or series. Each class or series will have the voting rights, designations, preferences and relative rights as fixed by resolution of our Board of Directors, without the consent of our shareholders. Our Preferred Stock may rank senior to our Common Stock as to dividend rights, liquidation preferences, or both. Our Preferred Stock may also have extraordinary or limited voting rights.


SERIES "M" CONVERTIBLE PREFERRED STOCK AND RELATED WARRANTS


    We have 1,143,750 shares of Series "M" Convertible Preferred Stock outstanding. Holders of our Series "M" Preferred have the right to convert their shares into shares of our common stock on a one-for-one basis at any time. The Series "M" Preferred automatically converts to shares of our common stock on December 31, 2001. The holders of Series "M" Preferred are entitle to receive quarterly dividend distributions equal to 4.57% of the gross revenues generated from the sales of our Series 950 unit until May 31, 2001. The dividends are paid on or before the sixtieth day of each calendar quarter based upon the gross revenues from our Model 950 air purification unit from the previous quarter. The holders of Series "M" Preferred also have related warrants to purchase 993,750 shares of our Common Stock at and exercise price of $2.00 per share. The warrants expire on May 31, 2000. As of January 1, 2000, we terminated our offering of Series "M" Preferred and do not intend to offer any additional shares in the future. As of March 31, 2000, no dividends have been paid to the holders of Series "M" Preferred.


AIRSOPURE 999 LIMITED PARTNERSHIP INTERESTS


    We have $430,000 of limited partnership interests outstanding in Airsopure 999, L.P. ("Airsopure LP"). Airsopure, Inc., our wholly-owned subsidiary ("Airsopure"), is the sole general partner of Airsopure LP. Under the limited partnership agreement, the limited partners are entitled to receive 1.7% of the gross revenues generated from sales of our Model S-999 automobile air purification system with the remaining gross revenues paid to Airsopure. The limited partners are entitled to receive distributions until December 31, 2003, at which time 100% of gross revenues are paid to Airsopure. In addition, Airsopure has guaranteed the limited partners a 150% return on their investment by December 31, 2003. The guarantee, if payable, may be in the form shares of our common stock.


12% CONVERTIBLE DEBENTURES DUE 2004


    In January 2000, our Board of Directors authorized the issuance of up to $5,000,000 of our 12% Convertible Debentures Due 2004 pursuant to a private placement memorandum. Since the original authorization, we have elected to limit purchases of our 12% Debentures to a maximum of $1,000,000 in principal amount. At any time after one year from the date of issuance, holders of our 12% Debentures are entitled to convert our 12% Debentures on a dollar for dollar basis into shares of our Common Stock. Semi-annual interest payments are due and payable on our 12% Debentures commencing September 1, 2000. Each 12% Debenture in the principal amount of $25,000 includes a warrant to purchase shares of our common stock at an exercise price of $2.00 per share. The warrants expire two years from the date of issuance.


    At our option, our 12% Debentures may be converted on a dollar for dollar basis or paid in cash at face value on the maturity date. Prior to maturity, we may with the consent of the holder of our 12% Debenture, redeem our 12% Debentures in cash at the following redemption prices together with accrued interest to the date of redemption:

        IF REDEEMED ON OR AFTER SEPTEMBER 1
              OF THE FOLLOWING YEARS:                  % OF PRINCIPAL AMOUNT
        -----------------------------------            ---------------------
2000........................                                     110%
2001........................                                     108%
2002........................                                     106%
2003........................                                     104%
2004........................                                     102%

    As of March 23, 2000, we had $350,000 in principal amount of our 12% Debentures outstanding.

6% CONVERTIBLE DEBENTURES DUE 2002


    On February 22, 2000, we sold $2,500,000 in principal amount of our 6% Convertible Debentures Due 2002 to PK Investors LLC. Our 6% Debentures have a maturity date of February 22, 2002 at which time the principal amount and all accrued interest is due and payable. No interest payments are due prior to maturity of the 6% Debentures. We may, at our option, pay the accrued interest at maturity by issuing shares of our common stock to the Debenture holder at a price equal to the conversion price of our common stock as described below. Our 6% Debentures are convertible at any time at the option of the holder into shares of our common stock. The conversion price of our common stock used in calculating the number of shares issuable upon conversion (or in payment of interest on the 6% Debentures) is the lesser of (i) 110% of the average closing bid price of our common stock for the five trading days prior to the date of initial payment and (ii) the product obtained by multiplying 0.80 by the average of the three lowest closing bid prices of our common stock during the thirty trading days prior to the date we receive a conversion notice from a Debenture holder. In the event we have a "change of control", the holders of the 6% Debentures may require us to redeem the 6% Debentures at a redemption price equal to 125% of the aggregate outstanding principal and accrued interest on the 6% Debentures. A "change of control" includes acquisition by an entity or group of more than 50% of our voting stock, merger or consolidation, a change in a majority of our existing Board of Directors or a sale of substantially all of our assets. The holders of our 6% Debentures also have attached warrants to purchase 250,000 shares of our common stock at an exercise price of $2.6124 per share. The warrants expire on February 22, 2005.


CONDITIONAL WARRANT


    On February 22, 2000, we also issued to PK Investors LLC, a Conditional Warrant to purchase up to an additional $2,500,000 in principal amount of our 6% Debentures with related attached Warrants to purchase 250,000 shares of our common stock. The Conditional Warrant expires on December 22, 2000.


                                 LEGAL MATTERS

    The validity of the issuance of the Warrants and Common Stock offered pursuant to this Prospectus is being passed upon for the Company by John G. Rebensdorf, P.C.

                                    EXPERTS


    Our consolidated financial statements included in this prospectus and in the Registration Statement have been audited by Turner, Stone and Company LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the Registration Statement. The consolidated financial statements are included in this prospectus in reliance upon such report given upon the authority of Turner, Stone and Company as experts in auditing and accounting.


                      WHERE TO FIND ADDITIONAL INFORMATION


    We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 450 5(th) Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

                    INDEX TO COMBINED FINANCIAL INFORMATION
                       AIRTECH INTERNATIONAL GROUP, INC.


ITEM                                                            PAGE
----                                                          --------
Report of Independent Certified Public Accountants..........      F-2
Consolidated Balance Sheets as of May 31, 1999 and 1998.....      F-3
Consolidated Statements of Operations for the Years Ended
  May 31, 1999 and 1998.....................................      F-5
Consolidated Statements of Stockholders' Equity for the
  Years Ended May 31, 1999 and 1998.........................      F-6
Consolidated Statements of Cash Flows for the Years Ended
  May 31, 1999 and 1998.....................................      F-7
Notes to Financial Statements for May 31, 1999 and 1998.....      F-8
Consolidated Financial Statements for the Nine Months Ended
  February 29, 2000 and February 28, 1999...................     F-18

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
Airtech International Group, Inc.
Dallas, Texas

    We have audited the accompanying consolidated balance sheets of Airtech International Group, Inc. and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Airtech International Group, Inc. and subsidiaries as of May 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ TURNER, STONE & COMPANY, LLP

Certified Public Accountants
September 10, 1999

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             MAY 31, 1999 AND 1998

                                     ASSETS

                                                                 1999         1998
                                                              ----------   ----------
CURRENT ASSETS
  Cash......................................................  $   61,808   $  145,844
  Trade and licensing fees receivables, net of allowance for
    doubtful accounts of $20,000 and $0, respectively.......     173,951      172,137
  Notes receivable, current portion.........................     143,750       66,667
  Inventory.................................................     242,665      284,332
  Prepaid expenses..........................................          --       67,214
                                                              ----------   ----------
      Total current assets..................................     622,174      736,194

PROPERTY AND EQUIPMENT--net of accumulated depreciation of
  $119,634 and $206,734, respectively.......................      89,569      205,874

NOTES RECEIVABLE--net of current portion, net of allowance
  for doubtful accounts of $0 and $0, respectively..........     431,250      899,833

OTHER ASSETS

  Goodwill, net of accumulated amortization of $35,810 and
    $89,750, respectively...................................     143,243      779,302
  Intellectual properties, net of accumulated amortization
    of $38,060 and $0, respectively.........................   1,049,337    1,087,397
  Prepaid royalties and other...............................     514,208      535,100
                                                              ----------   ----------
      Total other assets....................................   1,706,788    2,401,799
                                                              ----------   ----------
                                                              $2,849,781   $4,243,700
                                                              ==========   ==========

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             MAY 31, 1999 AND 1998

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                 1999          1998
                                                              -----------   -----------
CURRENT LIABILITIES
  Accounts payable, trade...................................  $   510,193   $   136,955
  Accrued payroll and other wages...........................      216,223            --
  Accrued payroll taxes.....................................       85,546            --
  Other accrued expenses....................................      372,534       156,857
  Advances payable to officers..............................      216,488       186,000
  Notes payable in default..................................      277,185       340,540
                                                              -----------   -----------
      Total current liabilities.............................    1,678,169       820,352

LONG-TERM LIABILITIES
  Deferred revenue..........................................      400,000       400,000
  Product marketing obligation..............................      405,000            --
                                                              -----------   -----------
      Total long-term liabilities...........................      805,000       400,000

      Total liabilities.....................................    2,483,169     1,220,352

COMMITMENTS AND CONTINGENCIES...............................           --            --

STOCKHOLDERS' EQUITY
  Preferred stock--5,000,000 shares authorized, $.005 par
    value
    Series A cumulative, convertible preferred, none and
      11,868,016 shares issued and outstanding,
      respectively; liquidation preference of $1 per
      share.................................................           --            --
    Series M cumulative, convertible preferred, 1,143,750
      and 1,029,750 shares issued and outstanding,
      respectively; liquidation preference of $1 per share,
      aggregating $   and $   resp                                  1,144         1,030
  Common stock--$.05 par value, 50,000,000 shares
    authorized, 13,207,532 and 10,059,923 shares issued and
    outstanding, respectively...............................      660,376       502,996
  Additional paid-in capital................................    5,546,965     4,049,736
  Retained deficit..........................................   (5,841,873)   (1,530,414)
                                                              -----------   -----------
      Total stockholders' equity............................      366,612     3,023,348
                                                              -----------   -----------
                                                              $ 2,849,781   $ 4,243,700
                                                              ===========   ===========


    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       YEARS ENDED MAY 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------   ----------
REVENUES
  Product sales.............................................  $   800,439   $1,041,999
  Franchisee fees...........................................      229,000       84,500
  Other revenues............................................        1,030           --
                                                              -----------   ----------
    Total revenues..........................................    1,030,469    1,126,499

COSTS AND EXPENSES
  Salaries and wages........................................    1,317,076      514,734
  Deferred officer wages....................................      791,667           --
  Cost of sales.............................................      664,356      568,814
  Advertising...............................................       42,082       76,440
  Depreciation..............................................       38,564       86,493
  Amortization..............................................       91,370       17,250
  Loss on impairment of goodwill............................      582,750           --
  Other general & administrative expenses...................    1,678,775      727,580
                                                              -----------   ----------
    Total costs and expenses................................    5,206,640    1,991,311
                                                              -----------   ----------
LOSS FROM OPERATIONS........................................   (4,176,171)    (864,812)

Interest expense............................................     (135,288)      (5,859)
                                                              -----------   ----------
LOSS BEFORE INCOME TAXES....................................   (4,311,459)    (870,671)

Income tax benefit..........................................           --           --
                                                              -----------   ----------
NET LOSS....................................................  $(4,311,459)  $ (870,671)
                                                              ===========   ==========
LOSS PER COMMON SHARE--BASIC................................  $     (0.41)  $    (0.32)
                                                              ===========   ==========
LOSS PER COMMON SHARE--DILUTED..............................  $     (0.41)  $    (0.32)
                                                              ===========   ==========

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       YEARS ENDED MAY 31, 1999 AND 1998

                                            COMMON STOCK           PREF. SERIES M             PREF. SERIES A
                                       ----------------------   ---------------------   --------------------------     PAID-IN
DESCRIPTION                              SHARES         $         SHARES        $         SHARES           $           CAPITAL
-----------                            -----------   --------   ----------   --------   -----------   ------------   -----------
BALANCE AT 5/31/97...................    2,695,923   $134,796            0    $   --              0   $         --   $ 3,789,477
Issuance of common stock for cash....          120          6           --        --             --             --       126,624
Issuance of common and preferred
  stock in acquisition of AIC........    2,100,000    105,000           --        --      2,371,603     11,858,016     2,010,744
Adjustment of equity accounts to give
  effect to reverse merger accounting
  of acquisition.....................    5,263,880    263,194    1,029,750     1,030     (2,371,603)   (11,856,016)   (1,877,109)
Net loss during the year.............           --         --           --        --             --             --            --
                                       -----------   --------   ----------    ------    -----------   ------------   -----------
BALANCE AT 5/31/98...................  $10,059,923   $502,998   $1,029,750    $1,030    $        --   $         --   $ 4,049,736
Issuance of Series M preferred stock
  in June, net of offering costs.....           --         --      114,000       114             --             --        98,890
Convert Debentures to common in
  July...............................                                   --        --             --             --
Cancel shares in July................     (680,000)   (34,000)          --        --             --             --        34,000
Issuance of common stock according to
  S-8 registration in August.........      146,025      7,300           --        --             --             --       213,067
Issuance of common stock according to
  S-8 registration in November.......      524,000     26,200           --        --             --             --       148,360
Issuance of common stock for cash in
  November...........................      828,000     41,400           --        --             --             --       234,600
Issuance of common stock on exercise
  of warrants in December............       46,250      2,313           --        --             --             --        20,812
Issue common stock for deferred wages
  to officers in January.............    1,563,334     79,167           --        --             --             --       712,500
Issuance of common stock in May......      700,000     35,000           --        --             --             --        35,000
Net loss during the year.............           --         --           --        --             --             --            --
                                       -----------   --------   ----------    ------    -----------   ------------   -----------
BALANCE AT 5/31/99...................   13,207,532    660,376    1,143,750     1,144              0              0     5,546,965
                                       ===========   ========   ==========    ======    ===========   ============   ===========


                                        RETAINED
DESCRIPTION                             EARNINGS        TOTAL
-----------                            -----------   ------------
BALANCE AT 5/31/97...................  $  (659,743)  $  3,264,530
Issuance of common stock for cash....           --        126,630
Issuance of common and preferred
  stock in acquisition of AIC........           --     13,973,760
Adjustment of equity accounts to give
  effect to reverse merger accounting
  of acquisition.....................           --    (13,470,901)
Net loss during the year.............     (870,671)      (870,671)
                                       -----------   ------------
BALANCE AT 5/31/98...................  $(1,530,414)  $  3,023,348
Issuance of Series M preferred stock
  in June, net of offering costs.....           --         99,004
Convert Debentures to common in
  July...............................           --
Cancel shares in July................           --             --
Issuance of common stock according to
  S-8 registration in August.........           --        220,367
Issuance of common stock according to
  S-8 registration in November.......           --        174,560
Issuance of common stock for cash in
  November...........................           --        276,000
Issuance of common stock on exercise
  of warrants in December............           --         23,125
Issue common stock for deferred wages
  to officers in January.............           --        791,667
Issuance of common stock in May......           --         70,000
Net loss during the year.............   (4,311,459)    (4,311,459)
                                       -----------   ------------
BALANCE AT 5/31/99...................   (5,841,873)       366,612
                                       ===========   ============

    The accompanying notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       YEARS ENDED MAY 31, 1999 AND 1998

                                                                 1999         1998
                                                              -----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(4,311,459)  $(870,671)

  Adjustments to reconcile net income to cash
    Depreciation and amortization...........................      129,934     103,743
    Impairment of goodwill..................................      582,750          --
    Net (gain) loss on disposition of assets................      (51,672)         --
    Stock payments to employees and consults................    1,129,593     169,475
    Allowances and write offs...............................      411,000          --

  Changes in operating assets and liabilities
    Accounts receivable.....................................      (21,814)    (18,866)
    Inventory...............................................       41,667        (422)
    Prepaid expenses........................................       67,214    (228,074)
    Accounts payable........................................      373,238      70,380
    Accrued expenses........................................      716,163     169,591
                                                              -----------   ---------
      Net cash used in operating activities.................     (933,386)   (604,844)

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment.....................           --     (11,369)
  Disposals of fixed assets.................................       66,058          --
  Expenditures for other assets.............................      (89,837)         --
  Cash acquired in ITC acquisition..........................           --     121,550
                                                              -----------   ---------
    Net cash used in investing activities...................      (23,779)    110,181

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of preferred stock, net of offering
    costs...................................................       99,004          --
  Proceeds from issuance of common stock....................      369,125     127,630
  Receipts from product marketing obligation................      405,000
  Advances from ITC prior to acquisition....................           --     493,000
                                                              -----------   ---------
    Net cash provided by financing activites................      873,129     620,630

INCREASE (DECREASE) IN CASH.................................      (84,036)    125,967

CASH, BEGINNING OF PERIOD...................................      145,844      19,877
                                                              -----------   ---------

CASH, END OF PERIOD.........................................  $    61,808   $ 145,844
                                                              ===========   =========
SUPPLEMENTAL CASH FLOWS DISCLOSURES
  Interest paid.............................................  $     8,319   $      --
  Income taxes paid.........................................  $        --   $      --
  Non-cash investing and financing activities:
    Issuance of common stock, preferred stock and debentures
     for purchase of ITC net assets, net of cash received...  $        --   $ 324,806
    Common stock issued in settlement of capital lease
     obligation.............................................  $        --   $ 218,750
    Common stock issued in exchange for services............  $ 1,129,593   $ 169,475

    The accompanying notes are an integral part of the financial statements.

                       AIRTECH INTERNATIONAL GROUP, INC.

                                AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

    Airtech International Group, Inc. (the Company), (formerly Interactive Technologies Corporation), was incorporated in the state of Wyoming on August 8, 1991. The Company manufactures and sells a full line of air purification products. The Company primarily markets, sells and distributes its products through a network of franchisees.


    On May 31, 1998, the Company acquired all of the outstanding common stock shares of Airtech International Corporation (AIC), which through its subsidiaries manufacture and sell various air filtration and purification products. The total purchase price of $22,937,760 was funded through the issuance of 10,500,000 of its common stock shares valued at $.625 per share, the issuance of 11,858,016 of its Series A convertible preferred stock shares valued at $.625 per share (Note 2) and the issuance of $9,000,000 of convertible debentures (Note 5). However, because these convertible securities were converted into common stock within two months following the acquisition, the Company effectively issued common stock for the outstanding common stock of AIC and the stockholders of AIC obtained control of the combined company. As a result, AIC became the acquirer for financial reporting purposes.


    Therefore, the transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price of the net assets acquired has been allocated among the net assets based on their relative fair values with $179,053 of the purchase price allocated to goodwill. The acquired goodwill will be amortized using the straight-line method over 5 years.

    Results of operations of ITC are included in the accompanying consolidated statements of operations beginning June 1, 1998. Results of operations on a pro forma basis for the year ended May 31, 1998, assuming the acquisition had occurred as of June 1, 1997, are as follows:


Revenues....................................................  $ 1,126,499
Net loss....................................................  $(1,428,824)


PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the general accounts of the Company and its subsidiaries, AIC, Airsopure, Inc. and McCleskey Sales and Service, Inc., each of which have fiscal year ends of May 31. All material intercompany accounts and balances have been eliminated in the consolidation.

IMPAIRMENT OF LONG-LIVED ASSETS

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets and certain identifiable intangibles to be disposed of. The Company periodically evaluates, using independent appraisals and projected undiscounted cash flows, the carrying value of its long-lived assets and certain identifiable intangibles to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, long-lived assets and

                       AIRTECH INTERNATIONAL GROUP, INC.

                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) identifiable intangibles to be disposed of are reported at the lower of carrying value or fair value less cost to sell.

AMORTIZATION

    Intellectual property is allocated to the Company's air filtration products based on expected sales as a percent of total sales by product. The Company records amortization beginning when the product is initially inventoried for sale. Amortization is recorded over a ten year term. For the years ended
May 31, 1999 and 1998, amortization expense totaled $38,060 and $0, respectively.

    Goodwill recorded in the acquisition of AIC, is being amortized using the straight-line method over 5 years. For the years ended May 31, 1999 and 1998, amortization expense totaled $35,810 and $0, respectively.

    Goodwill relating to the Company's purchase of its McClesky Sales and Services subsidiary in 1995 is being amortized over 40 years. In May 1999, this operating segment was discontinued (Note 10) and the remaining unamortized carrying value was charged to expense.

INVENTORIES

    Inventories are carried at the lower of cost or net realizable value (market) and include component parts used in the assembly of the Company's line of air purification units and filters and finished goods comprised of completed products. The costs of inventories are based upon specific identification of direct costs and allocable costs of direct labor, packaging and other indirect costs.

    At May 31, inventories consisted of the following:

                                                            1999       1998
                                                          --------   --------
Finished goods..........................................  $200,506   $ 22,102
Component parts.........................................    42,159    262,230
                                                          --------   --------
                                                          $242,665   $284,332
                                                          ========   ========

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is currently being provided by straight line and accelerated methods for financial and tax reporting purposes, respectively, over estimated useful lives of five years.

INTELLECTUAL PROPERTIES

    Costs incurred by the Company in developing its products consisting primarily of design, testing and completion of working prototypes, which are not considered patentable, are capitalized and will be amortized over the estimated useful life of the related patents once a unit has been placed in production.

                       AIRTECH INTERNATIONAL GROUP, INC.

                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRODUCT MARKETING OBLIGATION

    Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 68, the Company has recorded funds raised in an arrangement to develop, produce and market its Model S-999 as a product marketing obligation (Note 6).

REVENUE RECOGNITION

    Revenues from the Company's operations are recognized at the time products are shipped or services are provided. Revenues from franchise sales are recognized at the time all material services relating to the sale of a franchise have been performed by the Company and, in some instances, when the related notes receivable have been collected. Revenues based on the collection of franchise notes receivable are deferred until the time of collection.

ADVERTISING

    Advertising dollars are invested in trade journals, trade shows, travel and franchise networking. All amounts are expensed as incurred.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH FLOW

    For purposes of the statement of cash flows, cash includes demand deposits and time deposits with maturities of less than three months. None of the Company's cash is restricted.

EARNINGS PER SHARE


    Basic and diluted loss per share are based upon 10,583,635 and 2,716,198, respectively, weighted average shares of common stock outstanding. No effect has been given to the assumed conversion of $2,430,469 and $1,930,781, respectively, of common equivalent shares relating to the convertible preferred stock and the assumed exercise of stock options and warrants as the effect would be antidilutive.


STOCK SPLIT

    On October 5, 1998, the shareholders authorized a one for five reverse split of the Company's common stock. The reverse split was made effective November 9, 1998. Shareholders equity has been restated to give retroactive recognition to the stock split for all periods presented, such that all references in the financial statements to number of shares, per share amounts, par values and stock option data for common shares have been restated. The shareholders also approved an increase in the Company's authorized common shares to 50,000,000.

                       AIRTECH INTERNATIONAL GROUP, INC.

                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  PREFERRED STOCK

CONVERTIBLE PREFERRED STOCK--SERIES A

    In connection with the Company's acquisition of AIC (Note 1), the Company established this equity class and authorized 15,000,000 shares. The shares have a par value of $1.00, do not pay dividends and are convertible at the Company's option at any time within 24 months after issuance for one share of the Company's common stock for each five shares of preferred stock.

    Effective July 31, 1998, the Company's Board of Directors voted to convert the Series A Preferred Stock to Common Stock on the basis of one share of Preferred to one share of Common, as per the merger agreement. To effect the conversion of 11,858,016 of Series A preferred, the Company issued 2,371,603 shares of common stock. As described in Note 1, relating to the reverse merger accounting recognition, the conversion of the preferred stock shares has been recorded in the accompanying consolidated financial statements as occurring on May 31, 1998, the date of acquisition.

CONVERTIBLE PREFERRED STOCK--SERIES M

    During the year ended May 31, 1998, the Company authorized 5,000,000 shares and established this equity class to raise production funds for the Company's Model S-950, Medicare air filtration unit. The Series M preferred shareholders participate by receiving up to 20%, if totally subscribed, of the collected gross proceeds from the Company's sales of its Model S-950 over a two year period. During the years ended May 31, 1999 and 1998, 114,000 and 1,029,750 of these shares were issued for $1.00 cash, net of $14,996 and $188,383, respectively, of offering costs. Prior to June 30, 1998, another 114,000 of these shares were issued for cash, net of offering costs of $14,996. The shares have a par value of $.001, do not pay dividends and are convertible at the holder's option at any time within 36 months after issuance for one share of the Company's common stock. In addition, attached to each share is one warrant to purchase one share of common stock at a price of $0.25 per share exercisable within two years after issuance. As of May 31, 1999, the Company had not sold any S-950 units thus has made no payments under the participation plan.

3.  NOTES RECEIVABLE

    Notes receivable relate to AIC sales of geographic franchise licenses (Note 1), bear interest at 6% to 8%, are payable in terms ranging from 12 to 36 months and secured by the area franchises. Credit is extended on evaluation of the payee's financial condition and general credit information. Prior to May 31, 1999, the Company did not enforce collection while it completed development of its product line of air purification products.

    At May 31, 1998, notes receivable are comprised of the following:

                                                          1999        1998
                                                        ---------   ---------
Domestic franchise licenses...........................  $ 300,000   $ 300,000
International franchise licenses......................    275,000     666,500
                                                        ---------   ---------
                                                          575,000     966,500
Less current portion..................................   (143,750)    (66,667)
                                                        ---------   ---------
                                                        $ 431,250   $ 899,833
                                                        =========   =========

                       AIRTECH INTERNATIONAL GROUP, INC.

                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  NOTES PAYABLE

    The Company's notes payable consist of loans from various corporations and individuals provided for working capital purposes. The notes, which contain no significant restrictions, bear interest at rates of 10.0% to 18.0%, are due through May 1999 and are unsecured. At May 31, 1999, $277,183 of these notes payable were in default.

5.  CONVERTIBLE DEBENTURES

    In connection with the Company's acquisition of AIC, the Company also issued $9,000,000 of convertible debentures secured by the shares of AIC acquired. The debentures bear interest at 10% payable annually on May 31 of each year, are due on May 31, 2000 and are convertible at the Company's option at any time within the two years into shares of the Company's common stock at a conversion price of $.70. As of July 31, 1998, the Company's Board of Directors voted to convert the debentures and $150,000 of related accrued interest into common stock. The Company issued 2,614,286 common shares on conversion. As described in Note 1, relating to the reverse merger accounting recognition, the conversion of the convertible debentures has been recorded in the accompanying consolidated financial statements as occurring on May 31, 1998, the date of acquisition.

6.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company is currently obligated under a noncancellable operating lease for its Dallas office facilities which expire in September 2000.

    Minimum future rental payments required under the above operating lease is as follows.

YEAR ENDING MAY 31,
-------------------
2000........................................................  $ 77,184
2001........................................................    29,436
2002........................................................     9,812
                                                              --------
                                                              $116,432
                                                              ========

    During the years ended May 31, 1999 and 1998, rent expense totaled $80,670 and $6,776, respectively.

EMPLOYMENT AGREEMENTS

    The Company is currently obligated under employment agreements with its Chief Executive Officer and its President for annual compensation of $250,000 apiece and discretionary bonuses to be determined by the Company's board of directors. The agreements expire in May 2008. Compensation under such agreements was deferred during the period from June 1, 1997 through December 31, 1998. At January 31, 1999, the Board of Directors authorized payment of the deferred amount by issuing restricted common stock at $0.50 per share, issuing a combined total of 1,583,334 shares. Starting in January 1999, these two executives began receiving cash compensation at the rate of $125,000 apiece. The remainder of the contracted amounts has been accrued as of May 31, 1999. Effective June 1, 1999, these executives continued to receive cash compensation at the rate of $125,000 per year; however, based on agreements

                       AIRTECH INTERNATIONAL GROUP, INC.

                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) reached with these executives, the Company is no longer accruing the difference as such is considered to not be due until further notice.

    During the year ended May 31, 1999, the Company received a claim from a stockholder and former officer and director in the amount of $250,000 related to past employment services. Discussions between the Company and this former officer are in the early stages. The Company has not accrued any loss contingency relating to this claim.

    The Company's current compensation benefits do not provide any other post-retirement or post-employment benefits.

S-999 LIMITED PARTNERSHIP

    In January 1999, the Company formed a limited partnership, S-999 LP, to fund production of the Company's new automobile, trunk mounted air filtration unit, the Model S-999. Airsopure, Inc., a subsidiary of the Company, became the general partner, and the limited partnership was authorized to sell up to $5 million of partnership interests. The limited partners are entitled to up to a maximum of 20% of the gross sales from the S-999 over a three year period. Additionally, the Company guaranteed the limited partners a return of at most 150% of their investment at the end of the three year term by authorizing conversion of their limited partnership interests into shares of the Company's common stock. Through May 31, 1999, the LP raised $405,000 which amount is recorded as product marketing obligation.

YEAR 2000 COMPUTER COMPLIANCE

    The Company is currently using computer hardware and software that is not in compliance with the year 2000 dating issues. However, new software and hardware components have been ordered and the Company anticipates it will be in compliance prior to December 31, 1999. During the year ended May 31, 1999, the Company incurred approximately $15,000 of costs related to this effort. Management does not believe any additional significant cost will be incurred and the accompanying consolidated financial statements do not contain any reserve for this contingency.

    Because of the unprecedented nature of the year 2000 issue, its effects and the success of related remediation efforts will not be fully determinable until the year 2000 and thereafter. Management cannot assure that the Company is or will be year 2000 ready, that the Company's remediation efforts will be successful in whole or in part, or that parties with whom the Company does business will be year 2000 ready.

7.  LITIGATION

    The Company is defendant, and it has filed counter claims, in a lawsuit filed by the lessor of office space facilities in New Jersey (Note 6). The Company never occupied the space due to the lessor's failures to finish out the space to the Company's specifications. The lessor seeks to recover remaining lease payments due under the lease of $606,913 and the Company seeks to recover damages under a capital lease obligation (Note 6) for equipment located in the New Jersey facilities and contractually precluded from being removed from the facilities. Although the Company anticipates a favorable settlement of this lawsuit the outcome of it is uncertain. A reserve for $200,000 has been established in anticipation of settling this obligation.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.  INCOME TAXES

    The Company used the accrual method of accounting for tax and financial reporting purposes. At May 31, 1999 and 1998, the Company had net operating loss carry forwards for financial and tax reporting purposes of approximately $16,100,000 and $8,500,000, respectively. These carry forwards expire through the year 2012, and are further subject to the provisions of Internal Revenue Code Section 382.

    Pursuant to Statement of Financial Accounting Standards No. 109, the Company has recognized a $5,480,292 deferred tax asset attributable to the net operating loss carryover, net of a $800,002 deferred tax liability related to amortization timing differences, in the amount of $4,680,290 which have been fully offset by a valuation allowances in the same amount, as follows:

                                                          1999         1998
                                                       ----------   ----------
Beginning balance....................................  $2,804,055   $2,267,331
Increase during period...............................   1,876,235      536,724
                                                       ----------   ----------
Ending balance.......................................  $4,680,290   $2,804,055
                                                       ==========   ==========

    A reconciliation of income tax expense at the statutory federal rate to income tax expense at the Company's effective tax rate for the years ended May 31, 1999 and 1998 is as follows:

                                                          1999         1998
                                                       -----------   ---------
Tax (expense) benefits computed at statutory federal
  rate...............................................  $ 1,465,896   $ 296,028
NOL carryover........................................   (1,465,896)   (296,028)
                                                       -----------   ---------
Income tax benefit...................................  $        --   $      --
                                                       ===========   =========

9.  FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of its cash, accounts and notes receivable, trade payable.

CASH

    The Company maintains its cash in bank deposit and other accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and does not believes it is subject to any credit risks involving its cash.

ACCOUNTS AND NOTES RECEIVABLE, TRADE

    The Company accounts and notes receivable are unsecured and represent sales not collected at the end of the year. Management believes these accounts and notes receivable are fairly stated at estimated net realizable amounts.

10.  DISCONTINUED OPERATING SEGMENT

    In May 1999, the Company discontinued its McClesky Sales and Services (MSS) operations which were being conducted through its wholly owned subsidiary by the same name. The net assets of this operating segment, consisting primarily of unamortized goodwill relating to the Company's purchase of MSS in 1995
(Note 1), approximated $527,000 and was charged against continuing operations.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11.  STOCK OPTIONS AND WARRANTS

    During the years ended May 31, 1999 and 1998, the Company issued various stock options and warrants to employees and others and uses the intrinsic value method of accounting for these stock options. Compensation cost for options granted has not been recognized in the accompanying financial statements because the amounts are not material. The options and warrants expire between January 1999 and December 2008 and are exercisable at prices from $0.20 to $22.50 per option or warrant. Exercise prices were set at or above the underlying common stock's fair market value on the date of grant.

    The following is a schedule of the activity relating to the Company's stock options and warrants. Other than the 432,850 and 205,900 warrant identified below as granted during the year ended May 31, 1999 and 1998, respectively (Note 4), all other amounts relate to stock options the Company has issued.

                                                    1999                   1998
                                            --------------------   --------------------
                                                       WGT. AVE.              WGT. AVE.
                                             SHARES    EXERCISE     SHARES    EXERCISE
                                            (X1,000)     PRICE     (X1,000)     PRICE
                                            --------   ---------   --------   ---------
Options and warrants outstanding at
  beginning of year.......................    480       $ 3.93       274        $5.20
Granted...................................    567       $ 0.61       206        $2.00
Exercised.................................    (46)      $ 2.00         0
Expired...................................    (10)      $10.00         0
                                              ---                    ---
Options and warrants outstanding at end of
  year....................................    991       $ 2.06       480        $3.93
                                              ===                    ===
Options and warrants exerciseable at end
  of year.................................    901       $ 2.06       480        $3.93
                                              ===                    ===
Weighted average fair value of options and
  warrants granted during the year........              $ 0.60                  $0.45

    The following table summarizes information about the Company's stock options and warrants outstanding at May 31, 1999, all of which are exercisable.

                    NUMBER       WEIGHTED AVE.        WEIGHTED
   RANGE OF       OUTSTANDING      REMAINING          AVERAGE
EXERCISE PRICES    (X1,000)     CONTRACTUAL LIFE   EXERCISE PRICE
---------------   -----------   ----------------   --------------
  $.20 - $.60         485          3.3 years           $  .31
 $2.00 - $2.50        243          1.1 years           $ 2.12
 $3.75 - $5.00        240          3.0 years           $ 4.17
$10.00 - $22.50        23          1.6 years           $15.62

    The following pro forma disclosures reflect the Company's net loss and net loss per share amounts assuming the Company accounted for stock options granted using the fair value method pursuant to Statement of Financial Accounting Standards No. 123. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11.  STOCK OPTIONS AND WARRANTS (CONTINUED)
interest rate of 5.6%; no expected dividends; expected lives of 3 to 10 years; and expected volatility of 220.51%.

                                                       YEAR ENDED     YEAR ENDED
                                                      MAY 31, 1999   MAY 31, 1998
                                                      ------------   ------------
Net loss............................................  $(4,364,880)     $(883,812)
Net loss per share..................................  $     (0.41)     $   (0.33)

    During the years ended May 31, 1999 and 1998, the Company also issued 1,583,334 and 58,912 common stock shares, respectively, in exchange for services. These services were recorded at their fair value of $791,667 and $169,475, respectively, and were charged to expense.

12.  RELATED PARTIES

    During the years ended May 31, 1999 and 1998, the Company's chief executive officer and president made cash operating advances of $100,000 and $186,000 and received repayments of $127,000 and $0, respectively. The advances are to be repaid as cash is available or by the issuance of common stock. These advances are unsecured but bear interest at 15% per annum. At May 31, 1999 and 1998, advances payable to these officers totaled $216,488 and $186,000, respectively, and included $57,488 and $0, respectively, of accrued interest.

13.  LIQUIDITY ISSUES

    The continued operating losses by the Company and its subsidiaries raise concern about the Company's ability to generate profits from its operations. Management is currently negotiating several large contracts for its air filtration products, which will increase the Company's cash flow and its ability to generate profits. The Company has completed its air purification product line and is expanding its franchise network throughout the nation and internationally. In addition, the Company is continuing efforts to raise additional equity capital to provide liquidity until cash can be generated by operations.

14.  SEGMENT INFORMATION

    During the year ended May 31, 1999, the Company conducted its operations through two reportable segments, each of which was conducted through separate subsidiaries. Those reportable segments were its manufacture and sale of air purification products and franchises and its commercial and residential heating and air conditioning services, which was terminated in May 1999.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

14.  SEGMENT INFORMATION (CONTINUED)
    The following table reflects certain information about the Company's reportable operating segments for the year ended May 31, 1999. There are no inter-segment revenue or expense transactions.


                                  YEAR ENDED MAY 31, 1999               YEAR ENDED MAY 31, 1998
                           -------------------------------------   ---------------------------------
                               AIR         HVAC                       AIR        HVAC
                            PRODUCTS     SERVICES       TOTAL      PRODUCTS    SERVICES     TOTAL
                           -----------   ---------   -----------   ---------   --------   ----------
Revenues.................  $   618,442   $ 412,027   $ 1,030,469   $ 293,979   $832,520   $1,126,499
Net operating loss.......  $(4,153,265)  $(158,194)  $(4,311,459)  $(862,670)  $ (8,001)  $ (870,671)
Interest expense.........  $   126,969   $   8,319   $   135,288   $      --   $  5,859   $    5,859
Depreciation and
  amortization...........  $   107,637   $  22,297   $   129,934   $  48,377   $ 55,366   $  103,743
Consulting services, non
  cash...................  $   309,854   $      --   $   309,854   $      --   $     --   $       --
Expenditures for
  long-lived assets......  $        --   $      --   $        --   $  11,369   $     --   $   11,369
Total long-lived assets,
  net of accumulated
  depreciation...........  $    89,569   $      --   $    89,569   $ 148,956   $ 56,918   $  205,874

PART 1
ITEM 1 Financial Statements

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    FEBRUARY 29, 2000 AND FEBRUARY 28, 1999

                                     ASSETS

                                                                 2000         1999
                                                              ----------   ----------
CURRENT ASSETS
  Cash......................................................  $2,559,385   $    1,905
  Receivables
    Trade accounts, net of allowance for doubtful accounts
      of $20,000 and $30,080, respectively..................     225,352      140,605
    Other...................................................     204,524           --
  Notes receivable--current portion.........................      75,000           --
  Inventory.................................................     317,665      236,624
  Prepaid expenses and other assets.........................          --       42,517
                                                              ----------   ----------
      Total current assets..................................   3,381,926      421,651

PROPERTY AND EQUIPMENT--net of accumulated depreciation of
  $149,123 and $265,338 respectively........................     116,875      134,870

NOTES RECEIVABLE--net of current portion, net of allowance
  for doubtful accounts of $0 and $0, respectively..........     575,000      899,833

OTHER ASSETS
  Goodwill, net of $84,763 and $107,750 of accumulated
    amortization, respectively..............................      94,291      153,243
  Intellectual properties, net of $58,060 and $15,275 of
    accumulated amortization, respectively..................     968,112    1,027,397
  Other.....................................................     519,688      535,169
                                                              ----------   ----------
      Total other assets....................................   1,582,091    1,715,809
                                                              ----------   ----------
      Total Assets..........................................  $5,655,892   $3,172,163
                                                              ==========   ==========

    The accompanying Notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    FEBRUARY 29, 2000 AND FEBRUARY 28, 1999

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                 2000          1999
                                                              -----------   -----------
CURRENT LIABILITIES
  Notes payable--current portion............................  $   277,185   $    66,748
  Accounts payable, trade...................................      608,850       411,617
  Advances from officers....................................      216,488        48,900
  Accrued payroll and payroll taxes.........................      323,692
  Other accrued expenses....................................      417,511        77,276
                                                              -----------   -----------
    Total current liabilities...............................    1,843,726       604,541

LONG-TERM LIABILITIES
  Notes payable.............................................           --       277,185
  Deferred revenue..........................................      400,000       400,000
  Product Marketing Obligation..............................      405,000            --
  Convertible Debenture.....................................    2,800,000            --
                                                              -----------   -----------
    Total long-term liabilities.............................    3,605,000       677,185
                                                              -----------   -----------
    Total liabilities.......................................    5,448,726     1,281,726

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Series M cumulative, convertible preferred, 1,143,750
    shares issued and outstanding, liquidation preference of
    $1.00 per share.........................................        1,143         1,144
  Common stock--$.05 par value, 50,000,000 shares
    authorized, 20,364,417 and 13,207,520 shares issued and
    outstanding, respectively...............................    1,018,220       660,376
  Additional paid-in capital................................    6,682,210     5,160,792
  Retained deficit..........................................   (7,494,407)   (3,931,875)
                                                              -----------   -----------
    Total stockholders' equity..............................      207,166     1,890,437
                                                              -----------   -----------
    Total Liabilities and Stockholders' Equity..............  $ 5,655,892   $ 3,172,163
                                                              ===========   ===========

    The accompanying Notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

       FOR THE NINE MONTHS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999

                                                                 2000          1999
                                                              -----------   -----------
REVENUES
  Product sales.............................................  $   604,474   $   759,586
  Franchisee fees...........................................      175,000            --
                                                              -----------   -----------
    Total revenues..........................................      779,474       759,586
COSTS AND EXPENSES
  Salaries and wages........................................      901,729            --
  Cost of sales.............................................      515,127       459,376
  Advertising...............................................      101,197        28,084
  Depreciation and amortization.............................      127,421        45,850
  Other general and administrative expense..................      745,073     1,955,048
                                                              -----------   -----------
    Total costs and expenses................................    2,390,547     2,488,358
                                                              -----------   -----------
LOSS FROM OPERATIONS........................................   (1,611,073)   (1,728,772)
Interest expense............................................      (41,461)     (181,226)
                                                              -----------   -----------
NET LOSS BEFORE INCOME TAXES................................   (1,652,534)   (1,909,998)
Income taxes................................................           --            --
                                                              -----------   -----------
NET LOSS....................................................  $(1,652,534)  $(1,909,998)
                                                              ===========   ===========
(LOSS) PER COMMON SHARE--BASIC..............................  $     (0.08)  $     (0.15)
                                                              ===========   ===========
(LOSS) PER COMMON SHARE--DILUTED............................  $     (0.08)  $     (0.15)
                                                              ===========   ===========

    The accompanying Notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


       FOR THE NINE MONTHS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999


                                                                 2000         1999
                                                              ----------   -----------
REVENUES
  Product sales.............................................  $  186,136   $   118,985
  Franchisee fees...........................................      60,000            --
                                                              ----------   -----------
    Total revenues..........................................     246,136       118,985
COSTS AND EXPENSES
  Salaries and wages........................................     516,591       119,996
  Cost of sales.............................................      99,478            --
  Advertising...............................................      51,002            --
  Depreciation and amortization.............................      54,665        62,250
  Other general and administrative expense..................     368,560     1,184,321
                                                              ----------   -----------
    Total costs and expenses................................   1,090,296     1,366,567
                                                              ----------   -----------
LOSS FROM OPERATIONS........................................    (844,160)   (1,247,582)
Interest expense............................................      (4,185)      (10,409)
                                                              ----------   -----------
NET LOSS BEFORE INCOME TAXES................................    (848,345)   (1,257,991)
Income taxes................................................          --            --
                                                              ----------   -----------
NET LOSS....................................................  $ (848,345)  $(1,257,991)
                                                              ==========   ===========
LOSS PER COMMON SHARE--BASIC................................  $    (0.04)  $     (0.10)
                                                              ==========   ===========
LOSS PER COMMON SHARE--DILUTED..............................  $    (0.04)  $     (0.10)
                                                              ==========   ===========

    The accompanying Notes are an integral part of the financial statements.

               AIRTECH INTERNATIONAL GROUP, INC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

       FOR THE NINE MONTHS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999

                                                                 2000          1999
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss....................................................  $(1,652,534)  $(1,909,998)

Adjustments to reconcile net income to cash
  Depreciation and amortization.............................      127,421        45,850
  Stock payments to employees and consults..................      486,189       268,403

Changes in operating assets and liabilities
  Notes Receivable..........................................     (143,431)       66,667
  Accounts receivable.......................................      (51,401)       31,532
  Inventory.................................................      (75,000)       47,708
  Accounts payable..........................................       98,657       274,662
  Accrued expenses..........................................       88,823      (216,681)
  Other Receivables.........................................     (204,524)           --
                                                              -----------   -----------
    Net cash used in operating activities...................   (1,325,800)   (1,391,857)

CASH FLOWS FORM INVESTING ACTIVITIES
Expenditures for other assets...............................      (57,212)       25,154
                                                              -----------   -----------
  Net cash used in investing activities.....................      (57,212)       25,154

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible debentures............    2,800,000            --
Proceeds from issuance of common stock......................    1,080,589     1,222,764
                                                              -----------   -----------
  Net cash provided by financing activities.................    3,880,589     1,222,764

INCREASE (DECREASE) IN CASH.................................    2,497,577      (143,939)

CASH, BEGINNING OF PERIOD...................................       61,808       145,844
                                                              -----------   -----------

CASH, END OF PERIOD.........................................  $ 2,559,385   $     1,905
                                                              ===========   ===========

    The accompanying Notes are an integral part of the financial statements.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Airtech International Group, Inc. (the Company), (formerly Interactive Technologies Corporation,(ITC), was incorporated in the state of Wyoming on August 8, 1991. As of May 31, 1998, in connection with the acquisition discussed below, the Company manufactures and sells a full line of air purification products.

    On May 31, 1998, the Company acquired all of the outstanding common stock shares of Airtech International Corporation, which through its subsidiaries manufacture and sell various air filtration and purification products. The total purchase price of $22,937,760 was funded through the issuance of 10,500,000 of its comon stock shares valued at $.625 per share, the issuance of 11,858,016 of its Series A convertible preferred stock shares valued at $.625 per share and the issuance of $9,000,000 of convertible debentures.

    The transaction was accounted for using the purchase method of accounting with AIC for accounting and reporting purposes the acquirer. Accordingly, the purchase price of the net assets acquired from ITC has been allocated among the net assets based on their relative fair value of zero.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the general accounts of the Company and its subsidiaries, AIC, Airsopure, Inc., Airsopure International Group, Inc. and McCleskey Sales and Service, Inc.,(dormant) each of which has a fiscal year end of May 31, and AIC's investment in Airsopure 999LP, a Texas Limited Partnership with a December year end. All material intercompany accounts and balances have been eliminated in the consolidation.

AMORTIZATION

    Intellectual property is allocated to the Company's air filtration products based on expected sales as a percent of total sales by product. The Company records amortization beginning when the product is initially inventoried for sale. Amortization is recorded ratably over a ten-year term. For the nine months ended February 29, 2000 and 1999, amortization expense totaled $20,000 and $15,275, respectively.

    Goodwill recorded in the acquisition of ITC, is being amortized under the straight-line method over 5 years. For the nine months ended February 29, 2000 and 1999, amortization expense totaled $48,953 and $18,000, respectively.

INVENTORIES

    Inventories are carried at a lower of cost or net realizable value (market) and include component parts used in the assembly of the Company's line of air purification units and filters and finished goods comprised of completed products. The costs of inventories are based upon specific identification of direct costs and allocable costs of direct labor, packaging and other indirect costs.

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is currently being provided by straight line accelerated methods for financial and tax reporting purposes, respectively, over estimated useful lives of five years.

REVENUE RECOGNITION

    Revenues from the Company's operations are recognized at the time products are shipped or services are provided. Revenue from franchise sales are recognized at the time all material services relating to the sale of a franchise have been performed by the Company.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH FLOW

    For purposes of the statement of cash flows, cash includes demand deposits and time deposits with maturates of less than three months. None of the Company's cash is restricted.

EARNINGS PER SHARE

    Basic and diluted loss per share are based upon 20,064,487 weighted average over the nine month period shares of common stock outstanding. No effect has been given to the assumed conversion of convertible preferred stock and convertible debentures and the assumed exercise of stock options and warrants as the effect would be antidilutive.

COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company is currently obligated under a noncancellable operating lease for its Dallas office facilities which expire in January 2002.

    Minimum future rental payments required under the above operating lease is as follows.

YEAR ENDING MAY 31
------------------
2000........................................................  $ 28,044
2001........................................................    59,820
2002........................................................    42,376
                                                              --------
                                                              $130,240
                                                              ========

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LITIGATION



    On October 26, 1999, the Company was named as a defendant in a cause of action styled CARLO GAVAZZI INC. V. AIRTECH INTERNATIONAL CORPORATION AND AIRTECH INTERNATIONAL GROUP, INC., Cause No. 99-11101-D, County Court No. 4, Dallas County, Texas. The complaint alleges damages for the Company's failure to pay invoices for goods shipped, goods not shipped, and for raw materials. The plaintiffs are seeking damages of approximately $1,600,000. The Company answered the complaint with affirmative defenses and denied all of the plaintiff's allegations. In addition, the Company filed a cross-claim against the plaintiffs for damages of approximately $1,000,000. The Company has reserved the amount of $250,000 in anticipation of settling this matter.



    In 1997, the Company was named as a defendant in a cause of action styled LLB REALTY, L.P.C. V. INTERACTIVE TECHNOLOGIES CORP., Cause No. MER-L-1535-97, in the Superior Court of New Jersey, Mercer County. The complaint alleges damages relating to a lease agreement entered into with the plaintiff's for office facilities in New Jersey. The Company never occupied the space based upon the plaintiff (lessor) failing to finish-out the space pursuant to the Company's specifications. The complaint alleges damages of approximately $607,000 for remaining lease payments, finish-out costs and lost revenues. The Company filed a counterclaim seeking damages in the amount of $400,000 under a capital lease obligation for equipment located in the New Jersey facility and contractually precluded from being removed from the facilities by the plaintiff (lessor). Although the Company is currently in negotiations for a favorable settlement relating to the complaint, the outcome of these negotiations is uncertain. The Company has established a reserve in the consolidated financial statements in the amount of $200,000 in anticipation of a settlement.


FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of its cash, accounts and notes receivable, trade payable.

CASH

    The Company maintains its cash in bank deposit and other accounts, which, at times, may exceed federally insured limits. The Company invests excess cash not required for operations in US Treasury repurchase agreements in connection with its cash management account with its primary bank. The Company has not experienced any losses in such accounts, and does not believe it is subject to any credit risks involving its cash.

ACCOUNTS AND NOTES RECEIVABLE, TRADE

    The Company accounts and notes receivables are unsecured and represent sales not collected to date. Management believes these accounts and notes receivables are fairly stated at estimated net realizable amounts.

STOCK OPTIONS AND WARRANTS

    Through the quarter ended February 29, 2000 and 1999, the Company has issued various stock options and warrants to employees and others and uses the intrinsic value method of accounting for these stock options. Compensation cost for options granted has not been recognized in the accompanying financial

                       AIRTECH INTERNATIONAL GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

FINANCIAL INSTRUMENTS (CONTINUED)
statements because the amounts are not material and its exercise price exceeded the common stock fair market value at the date of option. The options and warrants expire between January 1999 and December 2008 and are exercisable at prices from $0.20 to $22.50 per option or warrant. Exercise prices were set at or above the underlying common stock's fair market value on the date of grant.

RELATED PARTIES

    For the nine months ended February 29, 2000, the Chief Executive Officer and the President made cash advances of $20,000 and $20,000 respectively and received repayments of $20,000 and $20,000, respectively. The advances are to be paid as cash is available or by the issuance of common stock. These advances are unsecured but bear interest at 15% per annum.

    As of February 29, 2000 advances payable to these officers totaled $0 and $0, respectively

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Wyoming Corporation Law provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another corporation may be provided by such corporation. The Company's Certificate of Incorporation includes provisions eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty except, pursuant to the limitations of the Wyoming Corporation Law, (i) for any breach of their fiduciary duty except, pursuant to the limitations of its directors for monetary damages resulting from breaches of their fiduciary duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Wyoming Corporation law, or any amendatory or successor provisions thereto, or (iv) with respect to any transaction from which the director derived an improper personal benefit. The Company's By-Laws provide indemnification to directors, officers, employees and agents, including against claims brought under state or Federal Securities laws, to the full extent allowable under Wyoming law. The Company also has entered into indemnification agreements with its directors and executive officer providing, among other things, that the Company will provide defense cost against any such claim, subject to reimbursement in certain events.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee.........  $    2,386
Accounting fees and expenses................................  $    5,000
Blue Sky fees and expenses..................................  $    5,000
Legal fees and expenses.....................................  $   50,000
Printing....................................................  $   15,000
Miscellaneous...............................................  $   15,000
                                                              ----------
  TOTAL.....................................................  $   91,187
                                                              ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


                                             PRINCIPAL
                                               AMOUNT
                                                 OR
                                               SHARES     PRICE PER                                   ISSUED UNDER
DATE                          TITLE            ISSUED       SHARE      NATURE OF TRANSACTION           EXEMPTION
----                    ------------------   ----------   ---------   ------------------------  ------------------------
February 22, 2000       6% Convertible       $2,500,000     N/A       Private Placement         Section 4(2) of the
                        Debentures                                                              Securities Act
January 2000 thru       12% Convertible      $  350,000     N/A       Private Placement         Section 4(2) of the
March 2000              Debentures                                                              Securities Act
January 2000 thru       Common Stock         $  200,000   $0.25 to    Private Placement         Section 4(2) of the
February 2000                                              $0.75                                Securities Act
December 31, 1999       Common                  300,000    $0.19      Shares issued to CEO and  S-8 Registration
                                                                      President for services    Statement
                                                                      rendered
August 31, 1999......   Common                  358,591   $0.34 to    Shares issued to          S-8 Registration
                                                           $0.50      investment bankers,       Statement
                                                                      consultants, management,
                                                                      CEO and President for
                                                                      services rendered or to
                                                                      be rendered.
June 30, 1999........   Common                1,200,000    $0.10      Shares issued to          Section 4 (2) of the
                                                                      accredited investors,     Securities Act
                                                                      including 500,000 shares
                                                                      to CR Saulsbury, Sr.
                                                                      Warrants attached are
                                                                      exercisable at $0.20 and
                                                                      expire on May 31, 2000
May 31, 1999.........   Common                  700,000    $0.10      Shares issued to          Section 4 (2) of the
                                                                      accredited investors,     Securities Act
                                                                      including 500,000 shares
                                                                      to Peter Kertes.
                                                                      Warrants attached are
                                                                      exercisable at $0.20 and
                                                                      expire on May 31, 2000
February 28, 1999....   Common                1,583,134    $0.50      Shares issued to CEO and  Section 4 (2) of the
                                                                      President in              Securities Act
                                                                      consideration of
                                                                      deferred wages from June
                                                                      1, 1997 through December
                                                                      31, 1998
December 31, 1998....   Common                   46,250    $0.50      Warrants exercised by     Section 4 (2) of the
                                                                      holders of Series M       Securities Act
                                                                      Preferred Stock
November 30, 1998....   Common                  828,000    $0.33      Shares issued to          Section 4 (2) of the
                                                                      accredited investors      Securities Act
                                                                      including C.R.
                                                                      Saulsbury, Sr.
November 30, 1998....   Common                  224,000   $0.48 to    Shares issued to          S-8 Registration
                                                           $0.69      investment bankers and    Statement
                                                                      consultants for services
                                                                      rendered
August 31, 1998......   Common                  146,025   $1.25 to    Shares issued to          S-8 Registration
                                                           $1.56      consultants and           Statement
                                                                      employees for services
                                                                      rendered
July 31, 1998........   Common                2,614,286    $0.70      Conversion of debentures  Section 4 (2) of the
                                                                      issued in conjunction     Securities Act
                                                                      with the acquisition of
                                                                      AIC
July 31, 1998........   Common                2,371,603   One-for-    Conversion of Series A    Section 4 (2) of the
                                                            one       preferred stock issued    Securities Act
                                                                      in conjunction with the
                                                                      acquisition of AIC
March 1998 thru
September 1998          Series M              1,143,750    $1.14      Private Placement         Section 4 (2) of the
                        Preferred.........                                                      Securities Act

ITEM 27. EXHIBITS


EXHIBIT NUMBER          DOCUMENT
--------------          --------
         3.1            Restated Articles of Incorporation filed December 27, 1991 of the Company's predecessor in name, Interactive
                        Technologies Corporation, Inc.

         3.2            Articles of Amendment dated filed May 14, 1997 of the
                        Company's predecessor in name Interactive Technologies
                        Corporation, Inc.

         3.3            Articles of Amendment of the Company filed October 16, 1998

         3.4            Bylaws of the Company's predecessor in name, Interactive
                        Technologies Corporation, Inc. (incorporated by reference to the Company's Form 10 filed on January 14, 1992)

         3.5            Specimen Series "M" Preferred Stock Certificate

         4.1            Specimen Common Stock Certificate

         4.2 Form of Warrant to purchase shares of Common Stock granted to holders of Series "M" Convertible Preferred Stock

         4.3            Form of Securities Purchase Agreement dated February 22,
                        2000 by and between the Company and PK Investors LLC

         4.4            Form of 6% Convertible Debenture Due 2002

         4.5 Form of Warrant to purchase shares of Common Stock granted to holders of 6% Convertible Debentures Due 2002

         4.6            Registration Rights Agreement dated February 22, 2000 by and between the Company and PK Investors LLC relating to the
                        registration of the Common Stock and Warrants related to
                        Exhibits 4.4 and 4.5

         4.7            Form of Conditional Warrant to Purchase 6% Convertible
                        Debentures and Warrants to Purchase Common Stock

         5.1*           Legal Opinion of John G. Rebensdorf, P.C.

        10.1            Stock Purchase Agreement dated May 5, 1997 by and between
                        Interactive Technologies Corporation, Inc. and Airtech
                        International Corporation (incorporated by reference to
                        Exhibit 10.5 to Company's Annual Report filed on August 28,
                        1997 for the year ended May 31, 1997, file No. 19796)

        10.2 Employment Agreement dated May 1, 1997 between the Company and C.J. Comu

        10.3 Employment Agreement dated May 1, 1997 between the Company and John Potter

        10.4 Form of Franchise Agreement relating to franchises offered by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company

        10.5 Form of Development Agreement offered to franchisees by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company

        10.6 Form of Offering Circular presented to franchisees by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company

        21              Subsidiaries of the Registrant

        24.1            Power of Attorney (included in Part II of the Registration
                        Statement)



*   To be filed by amendment


    The Company will furnish copies of these Exhibits upon request and the payment of $.20 per page. Requests should be addressed to Mr. James R. Halter, c/o Airtech International Group, Inc., 15400 Knoll Trail, Suite 200, Dallas, Texas 75248.

ITEM 28. UNDERTAKINGS

    The undersigned registrant hereby undertakes:


    1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)
(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any additional or changed material information on the plan of distribution.



    2. That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.



    3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 12th day of July, 2000.


                                                       AIRTECH INTERNATIONAL GROUP, INC.,
                                                       a Wyoming corporation (Registrant)

                                                       By:                 /s/ C J COMU
                                                            -----------------------------------------
                                                                             C J Comu
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints C.J. Comu and John Potter, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to cause the same to be filed with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 12th day of July, 2000 by the following persons in the capacities indicated.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                    /s/ C J COMU
     -------------------------------------------       Director and Chief Executive Officer
                      C J Comu

                   /s/ JOHN POTTER
     -------------------------------------------       Director and President
                     John Potter

                 /s/ JAMES R. HALTER
     -------------------------------------------       Chief Financial Officer and General Counsel
                   James R. Halter                       (Principal Financial and Accounting Officer)

                 /s/ R. JOHN HARRIS
     -------------------------------------------       Director
                   R. John Harris

                /s/ DR. ANDREW WELCH
     -------------------------------------------       Director
               Dr. Andrew Welch, M. D.

                  /s/ ROBERT GALVAN
     -------------------------------------------       Director
                    Robert Galvan

                                 EXHIBIT INDEX
                       AIRTECH INTERNATIONAL GROUP, INC.

    The following exhibits are included as part of this Registration Statement, except those exhibits which are referenced as previously filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the "Company" in the
Exhibit Index mean AIRTECH INTERNATIONAL GROUP, INC., a Wyoming corporation.

EXHIBIT NUMBER          DOCUMENT
--------------          --------
         3.1            Restated Articles of Incorporation filed December 27, 1991 of the Company's predecessor in name, Interactive
                        Technologies Corporation, Inc.

         3.2            Articles of Amendment dated filed May 14, 1997 of the
                        Company's predecessor in name Interactive Technologies
                        Corporation, Inc.

         3.3            Articles of Amendment of the Company filed October 16, 1998

         3.4            Bylaws of the Company's predecessor in name, Interactive
                        Technologies Corporation, Inc. (incorporated by reference to the Company's Form 10 filed on January 14, 1992)

         3.5            Specimen Series "M" Preferred Stock Certificate

         4.1            Specimen Common Stock Certificate

         4.2 Form of Warrant to purchase shares of Common Stock granted to holders of Series "M" Convertible Preferred Stock

         4.3            Form of Securities Purchase Agreement dated February 22,
                        2000 by and between the Company and PK Investors LLC

         4.4            Form of 6% Convertible Debenture Due 2002

         4.5 Form of Warrant to purchase shares of Common Stock granted to holders of 6% Convertible Debentures Due 2002

         4.6            Registration Rights Agreement dated February 22, 2000 by and between the Company and PK Investors LLC relating to the
                        registration of the Common Stock and Warrants related to
                        Exhibits 4.4 and 4.5

         4.7            Form of Conditional Warrant to Purchase 6% Convertible
                        Debentures and Warrants to Purchase Common Stock

         5.1*           Legal Opinion of John G. Rebensdorf, P.C.

        10.1            Stock Purchase Agreement dated May 5, 1997 by and between
                        Interactive Technologies Corporation, Inc. and Airtech
                        International Corporation (incorporated by reference to
                        Exhibit 10.5 to Company's Annual Report filed on August 28,
                        1997 for the year ended May 31, 1997, file No. 19796)

        10.2 Employment Agreement dated May 1, 1997 between the Company and C.J. Comu

        10.3 Employment Agreement dated May 1, 1997 between the Company and John Potter

        10.4 Form of Franchise Agreement relating to franchises offered by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company

        10.5 Form of Development Agreement offered to franchisees by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company

        10.6 Form of Offering Circular presented to franchisees by Airsopure International Group, Inc., a wholly-owned subsidiary of the Company

        21              Subsidiaries of the Registrant

        24.1            Power of Attorney (included in Part II of the Registration
                        Statement)

*   To be filed by amendment